SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2011
________________________________

To the Stockholders of Sun Healthcare Group, Inc.:

     Notice is hereby given that the 2011 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 15, 2011 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:

1.
To elect to the Board of Directors the seven (7) persons named in the attached proxy statement to serve until the 2012 annual meeting of stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 19, 2011 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.  All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you plan to attend the Annual Meeting, you are urged to promptly submit your proxy or voting instructions to ensure your representation and the presence of a quorum at the Annual Meeting.  If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors,

/s/ Michael T. Berg
Michael T. Berg
Secretary

April 26, 2011

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
______________

PROXY STATEMENT
______________

Introduction

     This Proxy Statement is furnished by the Board of Directors (the “Board”) of Sun Healthcare Group, Inc., a Delaware corporation, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 15, 2011 at our executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. The proxy materials for the Annual Meeting are first being mailed or made available to Sun’s stockholders on or about May 2, 2011.

2010 Restructuring

     On November 15, 2010, we completed a restructuring of our business by separating our real estate assets and our operating assets into two separate publicly traded companies.  The restructuring consisted of certain key transactions including the reorganization, through a series of internal corporate restructurings, such that (i) substantially all of our owned real property and related mortgage indebtedness owed to third parties was transferred to or assumed by Sabra Health Care REIT, Inc (“Sabra”), a Maryland corporation and a wholly owned subsidiary of Sun Healthcare Group, Inc. (“Old Sun”), or one or more subsidiaries of Sabra, and (ii) all of Old Sun’s operations and other assets and liabilities were transferred to or assumed by SHG Services, Inc., a Delaware corporation and a wholly owned subsidiary of Old Sun (“New Sun”), or one or more subsidiaries of New Sun.

On November 15, 2010, Old Sun distributed to its stockholders, on a pro rata basis, all of the outstanding shares of New Sun common stock (the “Separation”), together with a pro rata cash distribution to Old Sun’s stockholders that aggregated approximately $10.0 million.  Old Sun then merged with and into Sabra, with Sabra surviving the merger and Old Sun’s stockholders receiving shares of Sabra common stock upon conversion of their shares of Old Sun common stock (the “REIT Conversion Merger”). Immediately following the Separation and REIT Conversion Merger, New Sun changed its name to Sun Healthcare Group, Inc. Pursuant to master lease agreements that were entered into between subsidiaries of Sabra and of New Sun in connection with the Separation, subsidiaries of Sabra lease to subsidiaries of New Sun the properties that Sabra’s subsidiaries own following the REIT Conversion Merger.

     In this Proxy Statement, we discuss the business of both Old Sun and of New Sun because New Sun has continued the business of Old Sun and is the successor issuer to Old Sun for purposes of the Securities Exchange of 1934, as amended (the “Exchange Act”).   References to “we,” “us,” “our,” “Sun” and the “Company” refer to Old Sun and New Sun and their businesses.

Proxy Procedures

     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 15, 2011:  This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2010 (the “2010 Annual Report”) are available at www.sunh.com/proxy.

     In accordance with rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials over the Internet.  As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of this Proxy Statement and our 2010 Annual Report.  The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and submit a proxy or voting instructions to vote their shares at the Annual Meeting.  The Notice of Internet Availability also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2010 Annual Report and a proxy card or voting instruction card.  We will mail to all stockholders to whom we do not send a Notice of Internet Availability a paper copy of the proxy materials.  We believe this process will expedite stockholders’ receipt of proxy materials, lower the cost of our Annual Meeting and conserve natural resources.

     If your shares are registered directly in your name, you are considered the “stockholder of record” with respect to those shares and the proxy materials are being sent to you by Sun.  As the stockholder of record, you have the right to submit a proxy to authorize the voting of your shares at the Annual Meeting or attend and vote at the Annual Meeting in person.  Your proxy can be submitted over the Internet by following the instructions provided in the Notice of Internet Availability or on the separate proxy card if you received a paper copy of the proxy materials.  In addition, if you received a paper copy of the proxy materials, you may also submit your proxy by telephone by following the instructions provided on the separate proxy card enclosed with the proxy materials or by mail by completing, signing, dating and returning the separate proxy card in the postage pre-paid envelope.  The persons named to serve as proxy holders were selected by the Board.  If a proxy is properly submitted before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any postponements or adjournments thereof.  If a proxy specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications.  If a proxy is properly submitted and no such specification is made, such shares will be voted as recommended in this Proxy Statement by the Board.  As to any other business that may properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment.  Sun does not presently know of any other business to come before the meeting.

     Submission of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Sun an instrument revoking it, properly submitting another proxy on a later date prior to the Annual Meeting, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy.

     If your shares of Sun’s common stock are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and your broker, bank or other nominee is forwarding these proxy materials to you together with voting instructions.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares and are also entitled to attend the Annual Meeting; however, you may not vote your shares in person at the meeting unless you obtain from the broker, bank or nominee that holds your shares a “legal proxy” giving you the right to vote the shares in person at the meeting.  As a beneficial owner, you may submit your voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability or on the separate voting instruction card you received from your broker, bank or nominee.  If you received a paper copy of the proxy materials, you may also be able to submit your voting instructions by telephone or by mail.  Please refer to the voting instructions provided by your broker, bank or nominee.  If you have already submitted voting instructions and wish to change your vote, you may do so by submitting new voting instructions to your broker, bank or nominee prior to the Annual Meeting or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

     Sun will pay the cost of solicitation of proxies.  In addition, Sun may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons.  Although it is contemplated that proxies will be solicited primarily through the mail, Sun may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, facsimile and other means.

Outstanding Shares and Voting Rights

     At the close of business on April 19, 2011, there were outstanding 25,037,508 shares of Sun’s common stock, par value $.01 per share.  Only the holders of common stock on April 19, 2011, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on each matter to be voted upon.  The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” (defined below) will be counted as present for quorum purposes.

     The person appointed by Sun to act as election inspector for the Annual Meeting will count votes cast by proxy or in person at the Annual Meeting.  The election inspector will treat shares represented by proxies that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker submits a proxy on some matters but not on others because the beneficial owner of the shares did not provide voting instructions on the other matter and the broker does not have discretionary power to vote on that matter.  Brokers do not have discretionary power to vote shares held on behalf of a beneficial owner on any proposal to be considered at the Annual Meeting other than Proposal No. 2 to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm.   Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2 but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

     Once a quorum has been established, directors are elected by a majority of the votes cast with respect to such director, unless the number of nominees exceeds the number of directors to be elected (in which case directors shall be elected by a plurality of the votes cast). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by Sun’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.  For the election of directors, shares voting “abstain” with respect to a director and broker non-votes do not constitute votes “for” or “against” the director and thus are not counted for purposes of calculating whether the director has been elected.

    As required by Sun’s Bylaws, approval of Proposal Nos. 2, 3 and 4 requires the affirmative vote of holders of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote on the proposal. However, these proposals are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.  Abstentions with respect to Proposals No. 2 and 3 will be treated as represented and entitled to vote on such proposals and will have the effect of votes “against” those proposals.  With respect to Proposal No. 4, abstentions will not be counted in determining the number of votes cast on any of the frequency options (one year, two years or three years). Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Board of Directors

     The Board currently is comprised of the seven members listed below.  We seek directors of high character and integrity, with accomplishments in their respective fields, and with relevant expertise.  We also seek directors that represent a diversity of age, background and experience.  The following is a description of the experience, qualifications and skills that our directors bring to the Board that are important in light of our businesses and structure:

▪
Leadership experience.  We believe that directors with experience in a significant leadership position, such as Chief Executive Officer, provide us with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

▪
Finance experience.  We believe that an understanding of finance and financial reporting processes is important for our directors and therefore we seek directors who are financially knowledgeable. The Company measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success.

▪
Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the industries in which we operate. We believe that such experience is important to the director’s understanding of our operations, risks and opportunities.

▪
Public company experience.  We believe that directors with experience as executives or directors in, or as advisors to, publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

▪
Other experience.  We seek directors who bring diverse, yet relevant experience to the Board.  For example, directors with experience in governmental affairs, human resources and information technology can provide unique insights to the other directors and management.

     The specific experience, qualifications and skills that the Nominating and Governance Committee considered in recommending each director’s re-nomination is included in that director’s individual biography below.

Name	Age as of the Annual Meeting	Director Since	Member of Committee:
			Audit	Compen- sation	Nominating and Governance	Com- pliance	Exec- utive
Gregory S. Anderson	54	2001	X	-	-	X(1)	X(1)
Tony M. Astorga	65	2004	X	-	X(1)	X	-
Christian K. Bement	69	2004	X	X(1)	X	-	-
Michael J. Foster	58	2005	-	X	-	X	X
Barbara B. Kennelly	74	2005	-	-	X	X	-
William A. Mathies	51	2010	-	-	-	-	X
Milton J. Walters	69	2001	X(1)	X	-		-
_________
(1)	Committee Chair.

Gregory S. Anderson has served as Chief Executive Officer of Legacy Senior Housing and Development Company, a developer and owner of senior residential facilities in Arizona, since 2008. He served as President and Chief Executive Officer of Bank of Arizona, NA from 2004 until 2007. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998, Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson has served on the board of directors, and the audit committee of the board of directors, of Hawaiian Holdings, Inc., a publicly held owner of Hawaiian Airlines, since 2002, and has been chairman of the audit committee since 2007.  Among other qualifications, Mr. Anderson brings to the Board industry experience as a former chief executive officer of a company that develops and operates senior residential facilities; public company experience as a current director of a publicly held company and current chairman of the audit committee of a publicly held company; and finance experience as a former executive of venture capital provider.

     Tony M. Astorga has served Blue Cross and Blue Shield of Arizona, a health insurance company, as the Senior Vice President and Chief Business Development Officer since 2010 and as Senior Vice President and Chief Financial Officer from 1988 to 2010. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the board of directors of Regency Health Services, Inc., which at the time he served as a director was a publicly held long-term care operator. Among other qualifications, Mr. Astorga has industry experience as a former chief financial officer of a health insurance company and former director of a long term care company; and finance experience as a former chief financial officer of a health insurance company and former partner of a certified public accounting firm.

     Christian K. Bement served from 1997 until 2009 as a director, and from 2004 until 2009, as Chairman of the Board of Directors, of Earl Scheib, Inc., a publicly held chain of auto paint shops.  He served as the President and Chief Executive Officer of that company from 1999 until 2009, and as Executive Vice President and Chief Operating Officer from 1995 until 1999. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores with in excess of 30,000 employees, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. He was one of the founders and served on the board of directors of 1st Century Bancshares, Inc. located in Century City, California from 2003 to 2008, and chaired the Audit Committee for that institution.  He also is a founder and director of Drive Wire.com, an automobile parts internet retailer, and has served on the board of directors of Hanson Distributing Co., Inc., a privately held automotive parts distribution company, since 2011.  Among other qualifications, Mr.

Bement brings to the Board leadership experience as a former chief executive officer; public company experience as a former chief executive officer and director of public company; finance experience as a founding investor and former chairman of the audit committee of a financial institution; and other experience in human resources and risk management as a senior vice president of industrial relations of a large company.

     Michael J. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE Investment Partners VI, L.P and RFE Investment Partners VII L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held health care companies five or more years ago, including Res-Care, Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005.  Mr. Foster has served on the board of directors, and the audit and nominating and governance committees of the board of directors, of Sabra since 2010.  Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005. Among other qualifications, Mr. Foster has industry experience as a former director of a long-term care company; public company experience as a current and former director of public companies; and other experience as director of multiple privately held companies.

     Barbara B. Kennelly has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002 and on the Social Security Advisory Board since 2005. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of the State of Connecticut and a member of the Hartford Court of Common Council.  She currently serves on numerous Boards and Commissions, including the Social Security Advisory Board. Among other qualifications, Ms. Kennelly brings to the Board industry experience as a former member of a board that advises branches of the federal government regarding, and member of the board of a nonpartisan advocacy group for rights under, Social Security and Medicare; leadership experience as a former Representative in the United States Congress and Chief Majority Whip; and other experience as a member of, and leader in, Congress and as a state and local governmental official.

     William A. Mathies has been our Chairman of the Board and Chief Executive Officer since November 2010.  Mr. Mathies served as President of SunBridge Healthcare, LLC (formerly, SunBridge Healthcare Corporation, referred to herein as “SunBridge”) from 2002 to November 2010 and as President and Chief Operating Officer of each of SunBridge and Sun’s ancillary services holding company from 2006 to November 2010. From 2001 to 2002, Mr. Mathies served as Executive Vice President of Innovation/Services of Beverly Enterprises, Inc., a long-term care company. From 1995 to 2001, he served as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly).  From 1981 to 1995, he served Beverly in various other operational positions. Among other qualifications, Mr. Mathies has industry experience as an executive of long-term care companies for over 16 years and experience in long-term care companies for over 30 years; and leadership experience as the former president of SunBridge and other long-term care companies.

     Milton J. Walters has served with strategic financial consulting and investment banking companies for over 40 years, including: President of Tri-River Capital since 1999; Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and Managing Director of Warburg Paribas Becker from 1965 to 1984, where he was in charge of the financial institutions group. He has served as a director and the chairman of the audit committee of Sabra since 2010; and as a director and audit committee member of Fredericks of Hollywood Group, Inc., a publicly held company that designs, manufactures and sells women’s clothing, since 2008. Mr. Walters also served as a director and was the chairman of the audit committee of Decision One Corporation, a privately held information technology services company, from 2003 until its sale in June 2010. Among other qualifications, Mr. Walters brings to the Board public company experience as an advisor to client companies and a director and member of an audit committee of a public company; leadership experience as a current president and former managing director and head of professional groups of investment banking companies; and finance experience as a current audit committee chairman of private company and extensive experience from 40 years of investment banking positions.

Role of the Board; Corporate Governance Matters

     The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and seeks to assure that the long-term interests of the stockholders are being served.  The Board has determined that none of the current non-employee directors has a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as director. Accordingly, the Board  has determined that each of Messrs. Anderson, Astorga, Bement, Foster and Walters and Mrs. Kennelly is “independent” under the applicable Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”).

     Messrs. Foster and Walters, members of the Board, were appointed to the board of directors of Sabra in November 2010. The Company currently leases 86 centers from Sabra and made aggregate lease payments of $8.8 million to Sabra in fiscal 2010. In making its determination concerning the independence of Messrs. Foster and Walters, the Board considered each director’s role on the Sabra board of directors and concluded that it would not interfere with the exercise of his independent judgment in carrying out his responsibilities as a director.  In serving on the board of directors of both Sun and Sabra, Messrs. Walters and Foster have an actual conflict of interest with respect to matters at Sun involving Sabra. In order to mitigate this conflict of interest, Sun’s Corporate Governance Guidelines provide that Messrs. Walters and Foster (i) will not participate in board discussions at Sun to the extent the discussions relate to negotiations, disputes or other material matters involving Sabra, (ii) will abstain from voting on any matters involving Sabra, and (iii) will leave a meeting of the Board while remaining directors discuss and vote on any matter involving Sabra. The Board may, in the future, also form committees of independent directors to discuss and act upon matters involving Sabra. Aside from these matters, Sun does not expect to exclude Messrs. Walters and Foster from any other Board business or Company information.

      During 2010, the Board held 13 meetings and took action by written consent in lieu of a meeting four times.  To assist in the discharge of its responsibilities, the Board maintained five standing committees during 2010:  Audit, Compensation, Nominating and Governance, Compliance, and Executive.  The Corporate Governance Guidelines and the written charters under which each of the committees operate are available for viewing on Sun’s web site at www.sunh.com by clicking on “Governance” and then “Guidelines.”  The members of these standing committees are appointed by the Board and serve at the pleasure of the Board.  None of the directors attended fewer than 75% of the total meetings of the Board and committees on which he or she served during 2010.  Sun encourages its directors to attend its annual meetings, and each of our directors attended the 2010 Annual Meeting of Stockholders and the special meeting of stockholders held to approve actions related to the Separation and REIT Conversion Merger.

     Leadership Structure.  The Board has concluded that having our Chief Executive Officer serve as Chairman of the Board, in concert with an independent director serving as Lead Independent Director, is in the best interests of stockholders and is the most effective structure for our leadership.

     William A. Mathies, our Chairman and Chief Executive Officer, has provided effective leadership in these capacities.  The Board believes that our Chief Executive Officer is best suited to serve as Chairman because he is the director most familiar with our Company and industry sector, and most capable of assessing strategic priorities.  In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.

     To promote the independence of the Board and demonstrate our commitment to strong corporate governance, the Board annually designates an independent, non-employee director as Lead Independent Director.  Gregory S. Anderson has served as our Lead Independent Director since 2008.  The Lead Independent Director's duties include chairing executive session meetings of the independent directors and chairing meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules, including for the annual strategic planning session.  The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer.  The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting, and during special meetings of the Board as appropriate.

     Risk Oversight.  The Board provides oversight concerning the Company’s assessment and management of risks relating to our business operations.  The Board discusses and takes appropriate action in connection with material acquisitions, financings, other major strategic undertakings and other matters that may involve material risk to the Company.  Members of management provide regular reports to the Board for discussion regarding business operations and strategic planning, personnel matters and benefit plans, financial planning and budgeting, material litigation, and succession issues, including any material risks to the Company relating to such matters.  In considering and acting upon such matters, the Board provides leadership with respect to the Company’s overall risk tolerance.  The Board’s oversight function is conducted, in part, through committees of the Board (these committees are further described below).  The chairmen of the committees will report to the full Board, as appropriate, regarding the Company’s material risk exposures and risk management policies that are addressed during committee meetings.  The Board also discusses risk exposures, as appropriate, when it meets privately with our Chief Executive Officer.

•
The Audit Committee periodically discusses our policies for the assessment and management of risks to the Company that could materially and adversely impact our financial position or operating results, or the financial reporting of the same, with management and our internal auditors and independent accountants, as well as our plans to monitor, control and minimize risks pursuant to such policies. The Audit Committee is also responsible for overseeing our financial reporting, accounting, internal controls and insurance matters (including general and professional liability and workers’ compensation).  Our Chief Financial Officer, Senior Vice President of Internal Audit, Chief Risk Officer and outside accountants periodically meet with and/or report to the Audit Committee at its meetings, and the Audit Committee regularly meets separately with the Chief Financial Officer, the Senior Vice President of Internal Audit and our outside accountants.

•	The Compliance Committee oversees our compliance with, and the Company’s assessment and management of risks related to, the complex federal and state healthcare regulations that govern our business practices.  Compliance with our Code of Conduct is also reported to the Compliance Committee.  Our Chief Compliance Officer and the President and the Senior Vice President-Clinical Operations of our subsidiary that operates inpatient care centers attend meetings of this committee and make regular reports at those meetings.

•	The Nominating and Governance Committee oversees governance issues, including the Company’s assessment and management of risks and issues related to our governance structure.

•
The Compensation Committee oversees, among other things, the Company’s assessment and management of risks related to compensation of our senior executives, and all matters relating to our 2009 Performance Incentive Plan, including the granting of equity-based awards.

•
Our Chief Executive Officer, General Counsel and Secretary regularly attend meetings of these committees and make reports to the committees as appropriate.  In addition, our directors often communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

     The Board believes that its leadership structure, discussed in detail under the heading “Leadership Structure” above, supports the risk oversight function of the Board for the same reasons that it believes its leadership structure is most effective for the Company, namely that it facilitates the flow of information between management and the Board while ensuring independent oversight by the Board.

     Audit Committee.  As more fully described in its charter, the Audit Committee oversees Sun’s accounting and financial reporting processes.  The Audit Committee is currently comprised of Mr. Walters (Chair), Mr. Anderson, Mr. Astorga and Mr. Bement.  The Board has determined that each member of the Audit Committee is “independent” under the rules of NASDAQ and Rule 10A-3 under the Exchange Act.  The Board has designated Mr. Walters of the Audit Committee as an “audit committee financial expert,” as defined by the SEC.  The Audit Committee held eight meetings during 2010.

     Compensation Committee. As more fully described in its charter, the Compensation Committee determines the compensation of Sun’s Chief Executive Officer and other senior officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approves all employment and severance agreements for senior officers, approves significant changes to benefit plans, and performs such other functions as the Board may direct.  The Compensation Committee also administers Sun’s stock incentive plans and makes recommendations to the Board concerning the compensation of the directors.  The Compensation Committee is currently comprised of Mr. Bement (Chair), Mr. Foster and Mr. Walters.  The Board has determined that each member of the Compensation Committee is independent under the rules of NASDAQ.  In 2010, the Compensation Committee held seven meetings.

     The Compensation Committee takes into account recommendations of Sun’s Chief Executive Officer in determining the compensation (including stock awards) of senior officers other than the Chief Executive Officer.  Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our Named Executive Officers (as listed below in “Executive Compensation —Summary Compensation Table - 2010, 2009 and 2008” beginning on page 30).  In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee but any such subcommittee does not have final decision-making authority on behalf of the Committee.  The Compensation Committee has no current intention to appoint or delegate any matters to a subcommittee.

     The Compensation Committee meets as necessary to formulate its compensation decisions.  Such meetings may include one or more of Sun’s senior officers or consultants retained by the Compensation

Committee.  As further described in the Compensation Discussion and Analysis below, for purposes of 2010 compensation, the Compensation Committee employed an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to conduct a review of industry and sector trends in executive compensation and to assist the Committee’s deliberations concerning 2010 compensation.  FWC’s services for Sun during 2010 were limited to its engagement by the Compensation Committee, and FWC received no compensation from Sun other than by reason of such engagement.

      Nominating and Governance Committee.  As more fully described in its charter, the Nominating and Governance Committee recommends to the Board nominees for election to the Board at annual meetings of stockholders and develops and recommends to the Board a set of corporate governance principles for Sun.  The Nominating and Governance Committee is currently comprised of Mr. Astorga (Chair), Mr. Bement and Ms. Kennelly.  The Board has determined that each member of the Nominating and Governance Committee is independent under the rules of NASDAQ. In 2010, the Nominating and Governance Committee held three meetings.

     Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ and the rules and regulations of the SEC.  As set forth in Sun’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors who:  (i) are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sun’s affairs; (v) will represent the long-term interests of Sun’s stockholders as a whole; and (vi) are not age 80 or older at the time of election.  In addition, while the Board does not have a formal policy for the consideration of diversity in identifying nominees for director, as provided in Sun’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors that will collectively represent a diversity of age, background and experience represented on the Board.  On an annual basis, as part of the Board’s annual self-evaluation, the Board assesses whether the overall mix and diversity of Board members is appropriate for our Company.

     The Nominating and Governance Committee will consider written recommendations from stockholders (including beneficial stockholders) for candidates to be considered for election to the Board.  Recommendations may be submitted by delivering a written notice to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612, that includes the following information:  (i) all information required to be provided with respect to a nominee for director as set forth in Section 1.12 of Article I of Sun’s Bylaws, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any customer, supplier or competitor of Sun, (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate, and (v) such additional information as may be required by the Nominating and Governance Committee to determine the eligibility of the director candidate to serve as a member of the Board.

     Qualified candidates for membership on the Board will be considered without regard to race, color, religion, gender, ancestry, national origin or disability.  The Nominating and Governance Committee will review the qualifications and backgrounds of directors and candidates for nomination to the Board (without regard to whether a director candidate has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders.  The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

     Compliance Committee.  As more fully described in its charter, the Compliance Committee assists the Board in ensuring the ongoing commitment of Sun to compliance with applicable laws, regulations, professional standards, industry guidelines and Sun’s policies and procedures.  The Compliance Committee is currently comprised of Mr. Anderson (Chair), Mr. Astorga, Mr. Foster and Ms. Kennelly. In 2010, the Compliance Committee held five meetings.

     Executive Committee.  As more fully described in its charter, the Executive Committee assists the Board in fulfilling its responsibilities in an efficient and timely manner during the interval between regular meetings of the full Board.  In performing this role, the Executive Committee is empowered to exercise all powers and authority of the Board if Board action is needed during the interval between meetings of the Board, provided that the Executive Committee may not take any action which (i) would require the approval of Sun’s stockholders, (ii) would be in contravention of the powers that a committee may exercise pursuant to the Delaware General Corporation Law, (iii) pertains to the specific duties or responsibilities of the Audit Committee, the Compensation Committee, Compliance Committee or the Nominating and Governance Committee, or (iv) is in contravention of specific directions given by the full Board.  The Executive Committee is currently comprised of Mr. Anderson (Chair), Mr. Foster and Mr. Mathies. In 2010, the Executive Committee held one meeting and took action by written consent in lieu of a meeting one time.

Report of the Audit Committee(1)

     In connection with the financial statements for the fiscal year ended December 31, 2010, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,
(2)
discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T), and

(3)
received the written disclosure and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board that Sun’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The Board has approved this inclusion.

Submitted by the Audit Committee:

Milton J. Walters, Chairman
Gregory S. Anderson
Tony M. Astorga
Christian K. Bement
_________________
(1)
SEC filings sometimes “incorporate information by reference.”  This means that we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading.  Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Code of Ethics

     We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other financial personnel.  The Code of Ethics is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations.  The Code of Ethics is available on Sun’s web site at www.sunh.com by clicking on “Governance” and then “Compliance.”   If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

Compensation of Directors

     Pursuant to the Company’s Non-Employee Director Compensation Policy, each member of the Board who is not also our employee (“Non-Employee Directors”) is entitled to receive:  (1) an annual fee of $35,000, payable in four equal quarterly installments, (2) $1,750 for each Board or Committee meeting attended in person, (3) for each additional Committee meeting attended in person on the same date, $1,500 for Audit or Compliance Committee meetings, and $1,000 for Compensation or Nominating and Governance Committee meetings and (4) $1,000 for any Board or Committee meetings attended by telephone.  Each Chairperson of a Committee of the Board is entitled to receive an additional annual fee, payable in four equal quarterly installments, as follows:  $8,000 for Audit, $6,000 for Compliance, and $5,000 for each of Compensation, Nominating or Executive. The directors have the right to elect to receive all or a percentage of their annual fees and chairperson fees in the form of restricted stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the fees relate and the units would be valued as of the award date.

     In addition, each of the Non-Employee Directors is entitled to receive an annual award of restricted stock units valued at $100,000 on the date of the award.  Each of these awards (1) vests monthly over one year, (2) is not distributable as shares of our common stock until the earlier of the directors having attained five years of service on the Board or the director’s separation from service from the board, and (3) provides that any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability.

     Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

Director Compensation – 2010

     The following table presents information regarding the compensation paid for 2010 to our Non-Employee Directors.  The compensation paid to Mr. Mathies and Mr. Matros, who were also our employees during 2010, is presented below in the Summary Compensation Table and the related tables.  Mr. Mathies is not (and Mr. Matros was not) entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Total ($) (h)
Gregory S. Anderson	92,000	99,993	191,993
Tony M. Astorga	70,000	99,993	169,993
Christian K. Bement	87,000	99,993	186,993
Michael J. Foster	62,250	99,993	162,243
Barbara B. Kennelly	57,250 (4)	99,993	157,243
Steven M. Looney (5)	69,750	99,993	169,743
Milton J. Walters	81,000	99,993	180,993
____________
(1)
The amounts reported in Column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements.  No stock awards or option awards granted to Non-Employee Directors were forfeited during 2010.  No stock options were granted to the Non-Employee Directors during 2010.  For a discussion of the assumptions and methodologies used to value the awards referred to above, please see the discussion of stock awards contained in Note 11 – “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in the 2010 Annual.

(2)	The number of outstanding and unexercised options and the number of unvested stock units held by each of our Non-Employee Directors as of December 31, 2010 are shown below:

Director	Number of Shares Subject to Outstanding Options as of 12/31/10		Number of Unvested Restricted Stock Units as of 12/31/10
	Exercisable	Unexercisable
Gregory S. Anderson	18,243	1,672	3,788
Tony M. Astorga	16,043	1,672	3,788
Christian K. Bement	5,016	1,672	3,788
Michael J. Foster	5,016	1,672	3,788
Barbara B. Kennelly	15,491	1,672	3,788
Steven M. Looney (5)	23,265	--	--
Milton J. Walters	29,895	1,672	3,788

(3)	Each director received a grant of 10,193 restricted stock unit awards on March 24, 2010 with a grant date fair value of $99,993.
(4)
Ms. Kennelly elected to receive stock units in lieu of 50% of her quarterly fees during 2010.  Accordingly, Ms. Kennelly received 458 units, 541 units, 516 units and 345 units on March 31, June 30, September 30, December 31, 2010, respectively, for those quarters.  However, her fees are reported as though they had been paid in cash and not converted to units.

(5)	Mr. Looney was a director of Old Sun through November 15, 2010.

Communications with the Board

     Stockholders may send written communications to the Board or to specified individual directors on the Board, c/o the Secretary of Sun at 18831 Von Karman, Suite 400, Irvine, California 92612.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board or any specified individual director, as applicable.  If the correspondence is addressed to the Board, the Chairman will distribute it to the other Board members if he determines it is appropriate for the Board to review.

Executive Officers

     Executive officers are appointed annually by the Board. There are no family relationships among directors, nominees for director and executive officers.  The following sets forth the titles and certain biographical information for each of our executive officers. The ages of the officers are as of the date of the Annual Meeting.  The biographical information for William A. Mathies, our Chairman of the Board and Chief Executive Officer, is included under “Board of Directors” above.

     L. Bryan Shaul, age 66, has been our Executive Vice President and the Chief Financial Officer since 2005. From 2001 to 2004, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

     Michael Newman, age 62, has been our Executive Vice President and General Counsel since 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

     Chauncey J. Hunker, Ph.D., age 60, has been our Chief Risk Officer since 2006 and our Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance Rehabilitation Corporation, our rehabilitation therapy services subsidiary ("SunDance"). From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

     Raymond L. Thivierge, age 49, has been our Chief Development Officer since January 2011. He previously served SunBridge as Senior Vice President of Operations for the Northeast Division from 2009 to 2011.  He served Genesis Healthcare Corporation, a long-term care company, as Senior Vice President of Operations from 2002 to 2009 and as Vice President for Network Development from 1998 to 2002.

     Cindy Chrispell, age 50, has been our Senior Vice President of Human Resources since 2008.  Ms. Chrispell was Vice President, Partner Resources (Human Resources) of Starbucks Coffee Company from 2005 to 2008 and the Partner Resources Director, Southwest Zone for Starbucks Coffee Company from 2001 to 2005.  She has served in various Human Resources leadership positions since 1983 for companies such as the Los Angeles Times and Circuit City Stores.

     Logan Sexton, age 60, has been President of SunBridge since January 2011. He previously served SunBridge as Senior Vice President of Operations for the Southeast Division from 2008 to 2011.  From 2006 to 2007, he served as President and CEO of Shoreline Healthcare Management Company, which provided services to 61 centers in 11 states.  From 2002 to 2006, he was the Division President for Tandem Healthcare and was responsible for 37 centers in four states.

     Richard L. Peranton, age 62, has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since 2004. From 2001 to 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From

1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

     Susan E. Gwyn, age 59, has been President of SunDance since 2007.  From 2001 to 2007, Ms. Gwyn was the Senior Vice-President, Rehabilitation Services of Harborside Healthcare Corporation.  From 2000 to 2001, she was an independent consultant, and from 1991 to 2000 she held various positions with Prism Rehab Systems.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock on April 19, 2011 for the following: (i) each of our directors and Named Executive Officers; (ii) all of our directors and executive officers as a group; and (iii) each person known by us to own more than 5% of our common stock. Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent Beneficially Owned(1)

Directors and Certain Executive Officers:
Gregory S. Anderson	34,069 (2)	*
Tony M. Astorga	35,794 (3)	*
Christian K. Bement	34,007 (4)	*
Michael J. Foster	33,222 (5)	*
Susan Gwyn	30,082 (6)	*
Chauncey Hunker	41,870 (6)	*
Barbara B. Kennelly	33,344 (7)	*
William A. Mathies	221,801 (8)	*
Richard K. Matros	0	*
Michael Newman	92,935 (9)	*
L. Bryan Shaul	249,344 (10)	*
Milton J. Walters	42,449 (11)	*
All directors and executive officers as a group (15 persons)	957,766 (12)	3.7%

5% Stockholders:
FMR LLC	3,689,418(13)	14.7%
82 Devonshire Street
Boston, MA 02109
Piper Jaffray Companies	1,997,222(14)	8.0%
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
BlackRock, Inc.	1,543,759(15)	6.2%
40 East 52nd Street
New York, NY 10022

*	Less than 1.0%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage ownership is calculated using the sum of 25,037,508 shares of Company common stock outstanding on April 19, 2011. Options exercisable within 60 days of April 19, 2011 are deemed to be currently exercisable and we deem shares subject to these options outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Shares of common stock subject to vested restricted stock units, the payment of which has been deferred until termination of service, are deemed to be currently outstanding for purposes of computing the share amount and percentage ownership of the person holding such units, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)
Includes (i) 11,613 shares that could be purchased pursuant to stock options, (ii) 12,998 vested restricted stock units that are payable in shares of common stock and (iii) 733 shares held by Mr. Anderson’s minor children, with respect to which Mr. Anderson shares voting and investment power.

(3)	Includes (i) 11,613 shares that could be purchased pursuant to stock options and (ii)12,998 vested restricted stock units that are payable in shares of common stock.

(4)
Includes (i) 6,688 shares that could be purchased pursuant to stock options, (ii) 16,332 vested restricted stock units that are payable in shares of common stock and (iii) 10,987 shares held by the Bement Family Trust, with respect to which Mr. Bement shares voting and investment power,.

(5)	Includes (i) 6,688 shares that could be purchased pursuant to stock options and (ii) 12,998 vested restricted stock units that are payable in shares of common stock.

(6)	Includes 20,186 shares that could be purchased pursuant to stock options.

(7)	Includes (i) 17,163 shares that could be purchased pursuant to stock options and (ii) 14,095 vested restricted stock units that are payable in shares of common stock.

(8)
Consists of (i) 82,335 shares held by the Mathies Family Trust, with respect to which Mr. Mathies shares voting and investment power, and (ii) 139,466 shares that could be purchased pursuant to stock options.

(9)	Includes (i) 29,606 shares held by the Newman Trust, with respect to which Mr. Newman shares voting and investment power, and (ii) 62,496 shares that could be purchased pursuant to stock options.

(10)	Includes (i) 211,336 shares that could be purchased pursuant to stock options and (ii) 10,312 vested restricted stock units that are payable in shares of common stock.

(11)	Includes (i) 17,163 shares that could be purchased pursuant to stock options and (ii) 20,107 vested restricted stock units that are payable in shares of common stock.

(12)
Includes (i) 123,661 shares held by family trusts or by minor children, with respect to which the officer or director shares voting and investment power, (ii) 590,330 shares that could be purchased pursuant to stock options and (iii) 112,991 vested restricted stock units that are payable in shares of common stock.

(13)
In a Schedule 13G filed with the SEC on January 10, 2011, FMR LLC disclosed that Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 3,689,418 shares of our common stock as a result of it acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”).  Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the Fidelity Funds, have the power to dispose of the shares of our common stock held by the Fidelity Funds, but only the Board of Trustees of each of the Fidelity Funds has the power to vote or direct the voting of the shares of our common stock held by such Fidelity Fund.  Pyramis Global Advisors Trust Company (“PGATC”), which is an indirect wholly-owned subsidiary of FMR LLC, beneficially owns 220,754 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares.  Each of Edward C. Johnson 3d and FMR LLC, through its control of PGATC, has sole dispositive power over such 220,754 shares, and sole voting power of 220,675 of such shares.  Finally, FIL Limited (“FIL”) is the beneficial owner of 5,300 shares of our common stock and partnerships controlled predominantly by members of the family of Edward C. Johnson 3d or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 42% of the total votes which may be cast by all holders of FIL voting stock.

(14)	In a Schedule 13G filed with the SEC on February 11, 2011, Piper Jaffray Companies disclosed that it has sole dispositive and voting power over 1,997,222 shares.

(15)	In an amendment to a Schedule 13G filed with the SEC on February 8, 2011, BlackRock, Inc. disclosed that it has sole dispositive and voting power over 1,543,759 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and the rules promulgated thereunder require our directors and executive officers and persons who own more than ten percent of our common stock to report their ownership and changes in their ownership of common stock to the SEC. Copies of the reports must also be furnished to us. Specific due dates for the reports have been established by the SEC and we are required to report any failure of our directors, executive officers and more than ten percent stockholders to file by these dates.

     Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2010 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were met except that (i) Forms 4 reporting the granting of awards under our 2009 Performance Incentive Plan were filed late for the members of the Board (Messrs. Astorga, Anderson, Bement, Foster and Walters and Ms. Kennelly) and our executive officers (Messrs. Mathies, Shaul, Newman, Hunker, Peranton, and Jeffrey M. Kreger, and Ms. Chrispell, Ms. Gwyn and  Brandi Riddle) and (ii) a Form 4 for Ms. Gwyn reporting one transaction was filed late.  All of such Forms 4 were filed within two days of their due dates.

Certain Relationships and Related Transactions

     The Board adopted a written Related Person Transaction Policy prior to completion of the Separation and REIT Conversion Merger. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, an executive officer, director or director nominee, (ii) any person who is known to be the beneficial owner of more than 5% of our common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.

     Under this policy, the Audit Committee is responsible for reviewing, approving or ratifying each related person transaction or proposed transaction. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and will approve only those related person transactions that are in, or not inconsistent with, the best interests of Sun and our respective stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     On November 15, 2010, Sun Healthcare Group, Inc. (as it existed prior to November 15, 2010, “Old Sun”) completed a restructuring, as described above on page 1.  See “2010 Restructuring”.  As part of this restructuring, Old Sun distributed to its stockholders the stock of one of its subsidiaries (referred to herein as “New Sun”) and then merged into another one of its subsidiaries, after which New Sun changed its name to Sun Healthcare Group, Inc.  We discuss the compensation decisions of both Old Sun and New Sun because New Sun has continued the business of Old Sun and is treated as Old Sun’s successor for purposes of the SEC’s disclosure rules, most of the officers of New Sun held similar positions with Old Sun, and New Sun in 2010 continued the compensation policies of Old Sun.

     This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive officer of Old Sun (Richard K. Matros), the principal executive officer of New Sun (William A. Mathies), our principal financial officer (L. Bryan Shaul), and our three other most highly compensated executive officers (Michael Newman, Sue Gwyn and Chauncey Hunker) for 2010.  These individuals are listed in the Summary Compensation Table on pages 30-31 below and are referred to as the Named Executive Officers in this Proxy Statement.  All Named Executive Officers are officers of New Sun, with the exception of Mr. Matros, who became an officer of Sabra, and Ms. Gwyn, who is an officer of our subsidiary, SunDance Rehabilitation Corporation (“SunDance”).  Because we are Old Sun’s successor for purposes of the SEC’s disclosure rules, we report compensation, whether earned at Old Sun (prior to November 15, 2010) or New Sun (after November 15, 2010), on a combined basis.

     The elements of the executive compensation program of Old Sun were reviewed and approved by the Compensation Committee of its Board of Directors (the “Old Sun Committee”) and by the New Sun Compensation Committee (the “New Sun Committee”).  None of the Named Executive Officers was a member of the Old Sun Committee or of the New Sun Committee.  Except as noted below, no Named Executive Officer had any role in determining the compensation of the Named Executive Officers.

Compensation Program and Objectives

     Our compensation program for executives is intended to:

•	attract and retain qualified senior officers;

•	motivate exceptional performance;

•	maintain the highest possible quality of care for our patients and residents;

•	align the interests of our executive management with the interests of our stockholders;

•	enhance profitability; and

•	inspire teamwork and collaboration among the executives.

We believe that our combination of performance-based compensation, including annual cash incentive bonuses and equity-based long-term incentives, together with an annual base salary, helps to accomplish these objectives.

      Our Named Executive Officers received compensation as approved by the Old Sun Committee and the New Sun Committee and pursuant to applicable employment agreements, severance benefit agreements and performance incentive plans (except as described in this Compensation Discussion and

Analysis, the agreements and plans of Old Sun were assumed by New Sun in connection with the Separation, without modification of their terms).  The Named Executive Officers also participated in benefit plans that are available to our officers and other employees.  The material terms of these agreements and plans are described below in this Compensation Discussion and Analysis and in the narrative that follows the Summary Compensation Table.

     In structuring executive compensation programs, we consider how each component promotes retention and/or motivates executive performance.  Base salaries and benefit programs (including perquisites and severance benefits) are primarily intended to attract and retain qualified executives by providing a competitive level of compensation to these executives commensurate with their roles.

     Our annual incentive bonus is primarily intended to reward our Named Executive Officers for achieving specific financial, and for certain officers, quality of care, objectives.  Incentive bonuses are designed to reward performance achieved during the year of performance.  Our annual stock awards are long-term equity incentives and are primarily intended to align the interests of the Named Executive Officers and our stockholders. Long-term equity incentives generally vest over a period of four years, promoting retention and rewarding sustained performance.

    We believe that performance-based compensation, such as annual incentive bonuses and long-term equity incentives, plays a significant role in motivating performance.  We believe that the motivation provided by performance-based compensation, which utilizes a consolidated financial performance measure as a primary factor in incentive compensation for the Named Executive Officers (and other financial measures for other officers and employees), is not, however, so aggressive that it would encourage inappropriate risk taking by the Named Executive Officers or other employees. For 2010, the Old Sun Committee approved executive compensation arrangements that were designed to result in at least 55% of the total direct compensation of each Named Executive Officer being tied directly to financial and, in the case of stock awards, stock price performance.  For Mr. Matros and Mr. Mathies, the performance based portion of their total direct compensation was anticipated to exceed 69% and 66%, respectively, of their total direct compensation.  Base salary constituted the balance of each Named Executive Officer’s 2010 total direct compensation.  (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in our financial reporting.)

     Differences in compensation among the group of Named Executive Officers are largely attributable to the executives’ respective responsibilities, corporate function and individual impact on our overall financial performance.

Compensation Consultant

     In 2009, the Old Sun Committee retained FWC, an independent compensation consultant, to conduct a review of industry and sector trends in executive compensation and to assist the Old Sun Committee’s deliberations concerning 2010 compensation.  FWC also provided assistance to both the Old Sun Committee and the New Sun Committee in connection with compensation matters relating to the Separation. FWC provided analyses of executive compensation in peer companies (listed below), presented performance-based target ranges for incentive bonuses and stock-based awards for executives and the number of shares to be subject to the stock-based awards, and advised on other aspects of executive compensation as requested by the Old Sun Committee and the New Sun Committee.  FWC reported, and was directly responsible, only to the Old Sun Committee and the New Sun Committee.  FWC does not perform services for us, except on behalf of, and as instructed by, the New Sun Committee.

Peer Companies

     In making its 2010 compensation decisions, the Old Sun Committee, with the assistance of FWC, reviewed related data from seventeen other companies that operated healthcare businesses in 2009.  These companies ranged in size from one-third to more than twice our revenue (determined at the time the peer group was selected).  Several companies that comprise this peer group were selected because they were among the few public companies that operated skilled nursing facilities and other inpatient facilities similar to our core business.  Others were selected because they provided home healthcare or therapy services.  The peer companies were:

Amedysis, Inc.	Brookdale Senior Living, Inc.
Chemed Corporation	Emeritus Corporation
Gentiva Health Services, Inc.	HealthSouth Corporation
Healthspring	Kindred Healthcare, Inc.
Lincare Holdings Inc.	Magellan Health Services
National Healthcare Corporation	Odyssey Healthcare
Psychiatric Solutions	Rehabcare Group, Inc.
Res-Care, Inc.	Skilled Healthcare Group, Inc.
Sunrise Senior Living

     Companies that comprise this peer group are likely to change over time, given the merger and restructuring activity that has occurred in this sector over the past few years.  There were no differences in the peer groups used for the analyses for 2009 and 2010, with the exception of the addition of two companies, Chemed Corporation and Rehabcare Group, which were added to the peer group used for purposes of the 2010 compensation analysis because they met the objective size and industry criteria noted above used for selecting peers.  FWC also provided data from non-customized broad-based proprietary surveys of executive compensation for the Old Sun Committee’s review.

     In making compensation decisions, the Old Sun Committee did not rely solely on peer group compensation or survey data or on benchmarking our Named Executive Officers’ compensation against compensation paid by peer companies.  We do not target compensation to specific percentiles, but generally attempt to position the Named Executive Officers in a range from slightly below the median to slightly below the 75th percentile.  Positioning in the range is generally tied to our judgment of the executive’s function, contributions, experience and performance. The Old Sun Committee used the peer company and survey data as a general reference and also considered other factors, including its assessment of:

•	the competitive environment for executives of both public and private companies in our industry,

•	the compensation paid to our officers in prior years to help ensure consistency from year to year,

•	our acquisitions over the past few years, the capital raising efforts that made those acquisitions possible, and the integration efforts required to consolidate those acquisitions,

•	the improved operating performance that Old Sun experienced since 2005,

•	the difficult operating conditions during the current economic downturn,

•	the impact of the Medicare and Medicaid rate environment, and

•	the performance-based structure of our compensation system.

Base Salaries

     The Old Sun Committee reviewed, with the assistance of FWC, base salaries paid to the Named Executive Officers and discussed whether adjustments were appropriate after taking into account individual performance and the factors listed above.  For executive officers other than Mr. Matros, the Old Sun Committee considered the recommendations of Mr. Matros in approving salary adjustments.  The New Sun Committee anticipates following a similar process for compensation of the Named Executive Officers.

     In 2010, the Old Sun Committee determined, based on its subjective assessment of 2009 performance, that increases in compensation for the Named Executive Officers were warranted, and all Named Executive Officers received a two percent increase in base salary, effective March 1, 2010.  In November 2010, the New Sun Committee approved an increase in base salary to $725,000 per year for Mr. Mathies, effective on November 15, 2010, as a result of Mr. Mathies becoming Chairman and Chief Executive Officer of New Sun.  No other adjustments to base salaries for the Named Executive Officers were made, and Mr. Matros, as a result of the Separation, is no longer employed by New Sun.

Annual Incentive Compensation

     Each Named Executive Officer participates in a plan that provides for an annual incentive bonus if we achieve or exceed one or more financial performance targets.  Consultations with Mr. Matros and FWC and discussions with the Old Sun Committee members concerning the 2010 incentive bonus plan commenced in the latter part of 2009, and concluded, in February 2010, after a review and discussion of our 2010 financial projections, with the Old Sun Committee’s adoption of the 2010 Executive Bonus Plan (the “Bonus Plan”) and the SunDance President 2010 Incentive Plan (the “SunDance Plan”).  These plans established the annual incentive bonus structure and potential amounts of incentive bonuses for each Named Executive Officer.  Ms. Gwyn’s incentive bonus structure is different than the bonus structure for the other Named Executive Officers because she is primarily responsible for the financial performance of SunDance, on which a significant part of her bonus depends.  The Old Sun Committee also approved the financial performance targets for 2010 for these plans, which were based on management’s 2010 financial projections.  The financial expectations were shaped, in large part, by the continuing impact of the economic downturn on our customers and residents, as well as on state budgets, which resulted in cuts in Medicaid rates in some states in which we operate, and no rate increases in other states.  The uncertainties posed by healthcare reform legislation, which had not been adopted at the time 2010 compensation decisions were made by the Old Sun Committee, and pending Medicare regulations, which changed the reimbursement system, also affected budgeted 2010 financial results.

     In its discussions, the Old Sun Committee considered the bonus structure for 2009 and prior years, to provide consistency in approach, and incentive bonuses paid to similarly situated executives at our peer companies.  The Bonus Plan is similar to our bonus programs of the past few years.   Bonuses are calculated as percentages of base salary, and could range between minimum and maximum levels, depending on achievement of the financial performance target.  In connection with the Separation, in November 2010, the New Sun Board of Directors approved the assumption of the Bonus Plan and the SunDance Plan by New Sun without changes to the bonus structure, although the New Sun Committee did approve adjustments to the calculation of financial performance measures to exclude the effects of certain costs incurred in connection with, and as a result of, the Separation, as further described below.

Financial Performance Measures

     The annual incentive bonuses for all of the officers of Old Sun, including the Named Executive Officers, were primarily based on financial performance and, in the case of officers of certain subsidiaries, financial performance of that subsidiary.  The Bonus Plan utilized consolidated normalized

EBITDA as the financial performance measure, and the SunDance Plan specified both consolidated normalized EBITDA and EBITDA of SunDance as financial performance measures.  The 2010 consolidated normalized EBITDA target was $173.8 million, and the SunDance EBITDA target was $13.1 million.

     We believe that the normalized EBITDA performance measure, which is widely reported by us and our peers, provides a standard measure of our financial performance.  EBITDA is defined as net income before interest expense, provision for taxes, depreciation, amortization and unusual charges.  The Bonus Plan provides for adjustments to the calculation of EBITDA for the effect of actuarial adjustments for self insurance for general and professional liability, discontinued operations, restructuring charges and nonrecurring costs related to acquisitions and other similar events.  We refer to these adjustments as normalizing adjustments.

     In November 2010, the New Sun Committee approved both the assumption of the Bonus Plan by New Sun and an adjustment to the calculation of EBITDA to add the increased rent payable between November 15, 2010 and December 31, 2010 as a result of the Separation as well as the costs related to the Separation transactions.  These Separation-related adjustments were necessary to ensure the Bonus Plan measured the intended operating performance, recognizing that neither the costs associated with effecting the Separation, nor the additional rent payable after November 15, 2010 was considered in the 2010 budget or the 2010 EBITDA goal.   We refer to EBITDA that is adjusted for the items discussed above as normalized adjusted EBITDA.  We believe that normalized adjusted EBITDA provides the most accurate measure of operational performance because the normalizing adjustments eliminate distortions caused by discontinued operations, nonrecurring events and actuarial adjustments that have provided significant swings in income in the past.

     We report normalizing adjustments to EBITDA, and provide a reconciliation of the normalizing adjustments to the calculation of EBITDA, as well as a reconciliation of EBITDA to our net income (loss), each quarter when we publicly report our earnings.

Operation of the Plans.

      The target percentage of base salary payable under the Bonus Plan, expressed as a percentage of base salary, if 100% of the financial performance target was achieved, was 95% for Mr. Matros, 80% for Mr. Mathies, and 75% for each of Mr. Shaul, Mr. Newman and Dr. Hunker.   For example, in the case of Mr. Mathies, if the target were achieved, he would receive 100% of his bonus (i.e., 80% of base salary) and if 105% of the target were achieved, he would receive 125% of his bonus (i.e., 100% of base salary).  Payments under the Bonus Plan depended on achievement of normalized EBITDA as set forth below (with interpolation between percentages shown):

% of normalized EBITDA target	80%	90%	95%	100%	105%	110%	115%
% of target Bonus funded	30%	50%	95%	100%	125%	150%	175%

     Maximum payments under the Bonus Plan would be made if actual financial performance was 115% or more than the performance target.   In order for any bonus to be paid under the Bonus Plan, 80% of the financial performance target was required to be achieved.

     Under the SunDance Plan, Ms. Gwyn was entitled to receive an incentive bonus equal to an amount determined by achievement of the 2010 SunDance EBITDA target plus an additional amount determined by achievement of the 2010 consolidated normalized EBITDA performance target.  The purpose of this mix was to reward achievement of budget for SunDance, while maintaining an incentive to work as part of the senior management team to achieve our overall financial goal.  The tables below set forth the incentive bonus that would be earned by Ms. Gwyn based on levels of achievement of the performance targets, in each case expressed as a percentage of base salary (with interpolation between percentages shown).

SunDance EBITDA		Consolidated EBITDA
Percentage of Target Achieved	Percentage of Base Salary	Percentage of Target Achieved	Percentage of Base Salary
85%	10.2%	85%	1.8%
100%	51.0%	100%	9.0%
115%	89.5%	115%	15.5%

     No bonus is paid under the SunDance Plan (i) based on the SunDance EBITDA target if less than 85% of the SunDance EBITDA performance target were achieved or (ii) based on the consolidated normalized EBITDA performance target if less than 85% of the 2010 normalized adjusted EBITDA performance target were achieved.

     Under each of the bonus plans, the amount of the bonus for each officer is prorated if achieved results are between target levels.  In addition, each bonus plan provides that incentive bonus amounts must be accrued and taken into account in the calculation of the financial performance measures.  The threshold, maximum and target amounts of the annual incentive bonuses for each Named Executive Officer for 2010 are set forth in the Grants of Plan-Based Awards table below, under the heading ‘Estimated Future Payouts Under Non-Equity Incentive Plan Awards’.

Quality of Care Goal

     The Bonus Plan also specified that the 2010 incentive bonuses of Messrs. Matros and Mathies and Dr. Hunker could be reduced if a quality of care measure was not met, in order to align these incentive bonuses with our mission of providing quality, cost-effective patient care.  Achievement of this measure required that the quality of care provided by skilled nursing centers operated by SunBridge and its subsidiaries, equal or exceed the quality of care provided by other publicly and privately owned large companies that provide similar services (certain of the companies listed under ‘Peer Companies’, above, are part of this group).  Measurement of quality of care is determined by the Health Deficiency Index, which sets forth data regarding care provided by us, and compares that data to aggregate data from other companies in the long-term care industry, as reported by an independent long term care monitoring organization.  This organization provides and analyzes publicly available quality of care data for us and other businesses in the long-term care industry.  Satisfaction of the quality of care requirement does not result in any additional incentive bonus or other compensation, but if this quality of care goal were not achieved, the New Sun Committee could, in its discretion, reduce the amount of the incentive bonus otherwise payable to Messrs. Matros and Mathies and Dr. Hunker.

2010 Incentive Bonuses

     In February 2011, the New Sun Committee met to discuss potential bonuses payable to the Named Executive Officers under the Bonus Plan and the SunDance Plan based on our 2010 normalized adjusted EBITDA, which equaled $173.0 million or 99.2% of the normalized EBITDA target of $173.8 million (after giving effect to Separation-related adjustments), and the 2010 SunDance EBITDA, which equaled $14.8 million or 113% of the SunDance EBITDA target of $13.1 million.

     The New Sun Committee also reviewed data regarding the quality of care provided by our subsidiaries and our peers as set forth in the Health Deficiency Index.  Although the New Sun Committee determined that the quality of care target was not achieved, it nonetheless approved payment of bonuses to Mr. Mathies, Mr. Matros and Dr. Hunker without any reduction, due to other data relevant to the quality of care provided by SunBridge, including the small percentage by which our Health Deficiency Index exceeded that of our peers, data showing that the percentage of severe deficiencies at SunBridge’s long-term care facilities, as determined by surveys by state departments of health, was less than the percentage of severe deficiencies at our peers, the termination of the California Permanent Injunction and Final Judgment, which related to quality of care provided by our California centers and had been in effect until January 2011, and data showing improvement in our Health Deficiency Index compared to the improvement shown by our peers for the last three months for which data were available.

     Based on this information, the New Sun Committee approved incentive bonuses, based on 2010 normalized adjusted EBITDA under the Bonus Plan and 2010 EBITDA under the SunDance Plan, for Messrs. Mathies, Shaul, Newman and Dr. Hunker equal to 99.2% of their target bonuses and an incentive bonus for Ms. Gwyn equal to 163% of her target bonus, which was increased by $19,000 to adjust for the adverse effects in the fourth quarter of 2010 of changes to Medicare reimbursement for therapy services.  The New Sun Committee also approved an incentive bonus for Mr. Matros equal to 87.5% of the incentive bonus that he would have received (99.2% of his target Bonus) pursuant to the Bonus Plan had he remained an employee of New Sun after November 15, which amount equaled the prorated amount of his bonus (based upon the number of days in 2010 in which Mr. Matros was our employee).

     The following table shows the incentive bonus received by each Named Executive Officer for 2010 and the target bonus amounts:

Officer	Target Incentive Bonus	Incentive Bonus Paid
Mr. Matros	$847,875	$735,944
Mr. Mathies	$580,000	$575,364
Mr. Shaul	$351,900	$349,272
Mr. Newman	$244,800	$242,967
Dr. Hunker	$240,975	$239,176
Ms. Gwyn	$180,240	$294,686

     We report the incentive bonuses paid to the Named Executive Officers in March 2011 for performance in 2010 in the Summary Compensation Table below under the heading ‘Non-Equity Incentive Plan Compensation.’

Long-Term Incentives – Stock Options and Restricted Stock Unit Awards

Annual Awards

    Pursuant to the Old Sun Committee’s policy (which the New Sun Committee has continued), annual equity awards for existing officers and key employees are made at a meeting held in March after the filing of our Annual Report on Form 10-K.  Awards for new officers and key employees are made on the last day of the month of hire.

     In accordance with this policy, in March 2010 the Old Sun Committee approved awards of non-qualified stock options and restricted stock units to the Named Executive Officers. These awards were designed both to reward executives for sustained performance by means of the performance-based requirements described below and to provide a long-term retention incentive by means of a four-year vesting schedule.  Restricted stock units compensate employees in part for prior year performance (subject to performance and service vesting requirements) and provide an incentive to maintain and enhance the value of our common stock.  Stock options provide incentive compensation for future stock price appreciation performance because they have no value to the recipient unless our stock price increases above the exercise price, which is typically equal to the closing price of our common stock on the date of grant.

     The Old Sun Committee did not use a set formula to determine the total number of long-term equity awards in 2010, but determined that the grant levels were appropriate in its judgment after considering multiple factors, including benchmark data for the peer group identified above, dilutive impact, costs resulting from equity awards, the number of shares available under the the performance incentive plans, awards in prior years to help ensure consistency from year to year, and a general assessment of our financial performance in 2009.

    The Old Sun Committee also considered recommendations by Mr. Matros, other than for himself.  Mr. Matros’ recommendations were primarily based on individual performance and the percentages of stock awards granted to categories of officers and employees that had been made in prior years.  The Old Sun Committee also considered whether the 2010 stock awards should consist primarily of options or restricted stock units or a combination of both.  In determining this balance, the Old Sun Committee considered FWC’s recommendations, a balance between rewarding for growth and maintaining value, the responsibilities of the executives for our performance and their ultimate responsibility for future stockholder return.

    Consistent with 2008 and 2009, the Old Sun Committee determined that, in 2010, the majority of the awards to Mr. Matros and Mr. Mathies should be in the form of stock options.  This determination reflected the Old Sun Committee’s view that the executives most responsible for our overall success should receive equity awards that, as described below, carry a higher level of performance risk to the executives if our common stock performs poorly.  The Old Sun Committee also determined that, in 2010, consistent with prior years, the majority of the awards to the next seven most senior executive officers, including the other Named Executive Officers, should be in the form of restricted stock units.  The Old Sun Committee determined to grant these executives a majority of their long-term incentive awards in the form of “full value” restricted stock units subject to the performance-vesting requirements described below because these officers were not provided any salary increases in 2009 and because, subject to the achievement of the vesting requirements, these awards would provide the executives with a meaningful amount of common stock, further aligning their interests with those of our stockholders.  In order to align the interests of our executives with those of our stockholders, the New Sun Committee intends to use restricted stock units subject to performance vesting requirements similar to those described below as the primary long-term equity incentive award vehicle in 2011.  The 2011 restricted stock unit awards will also provide that dividend equivalent payments will be reinvested and subject to the same vesting conditions as the underlying restricted stock units.  Restricted stock units granted before 2011 provide that dividend equivalents are payable in cash when the restricted stock units vest.

       The exercise price of each stock option is equal to the closing price of our common stock on the date of grant.  Accordingly, option holders will only realize value if the price of our common stock increases after the date of grant.  The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period following the date of grant.  The date of grant is typically the date the Old Sun Committee authorized the grant of the option, other than for new hires, in which case the date of grant is the last day of the month in which the officer begins employment with us.  In 2010, the Old Sun Committee authorized grants of options to the Named Executive Officers and other executives on March 24, which date was also the grant date.

     In order to help assure deductibility of all long-term equity incentive awards pursuant to IRC Section 162(m) and in order to ensure that the restricted stock units are subject to performance-vesting conditions, the 2010 annual grants of restricted stock units awarded to the Named Executive Officers were initially subject to a performance condition before they were eligible to vest.  The 2010 performance condition was achievement of a minimum 2010 normalized EBITDA target.  For this purpose, the Old Sun Committee established a minimum normalized EBITDA threshold of $130.0 million, subject to adjustment for discontinued operations and other unusual items, consistent with the calculation of the normalized EBITDA target for purposes of the Bonus Plan.  See the discussion under the heading, “Annual Incentive Compensation – Financial Performance Measures” above for a discussion of the Bonus Plan.  In February 2011, the New Sun Committee determined that the minimum normalized EBITDA threshold had been exceeded and the Named Executive Officers’ performance-contingent 2010 restricted stock units had become eligible to vest and remain subject to the original four-year time-based vesting schedule provided for at the time of grant.  Each restricted stock unit represents a contractual right to receive one share of our common stock.  The restricted stock units function as a retention incentive for our Named Executive Officers as they vest ratably over a four-year period if the initial performance-vesting condition is achieved.

Awards and Adjustments made in connection with the Separation

     In November 2010, in connection with the Separation, the Old Sun Committee, considering the desirability of retaining Mr. Shaul as chief financial officer of New Sun to provide continuity during the first few years of the term of Mr. Mathies as our new chief executive officer, authorized the grant of 95,832 restricted stock units that would vest on December 31, 2012, if Mr. Shaul is then employed by New Sun.  This award is also subject to a performance-vesting condition.  The performance condition is our achieving a minimum normalized EBITDA threshold in 2011 of $86.0 million, subject to adjustment for discontinued operations and other unusual items, consistent with the calculation of the normalized EBITDA target for purposes of the Bonus Plan.  Similarly, in order to retain Mr. Shaul for continuity purposes, the Old Sun Committee also authorized amendments to Mr. Shaul’s outstanding unvested stock options and restricted stock unit awards to provide that all such awards that are not otherwise vested on December 31, 2012 would also vest on such date if he is then employed by New Sun.

    In addition, the New Sun Committee, in recognition of Mr. Mathies’ becoming Chief Executive Officer of New Sun, in November 2010, approved a grant of options for 88,300 shares of New Sun common stock, with an exercise price equal to the market price of New Sun common stock on the date of grant, and a restricted stock unit award of 19,000 shares of New Sun common stock, subject, in each case, to a four-year time-based vesting schedule.   In addition to the time-based vesting conditions, Mr. Mathies’ restricted stock units are subject to the same performance-vesting condition for 2011 that is described above for Mr. Shaul’s restricted stock units.   This award was made to provide Mr. Mathies with the same long-term incentive in terms of value and mix of options and restricted stock units as was provided Mr. Matros as our Chief Executive Officer earlier in 2010, and the New Sun Committee viewed this grant as important to further align Mr. Mathies’ interests with those of our stockholders.

     Also in connection with the Separation, the Old Sun Committee and the New Sun Committee approved the assumption of existing awards of stock options and restricted stock unit awards by New Sun (other than those of Mr. Matros, which were assumed by, and converted into awards for common stock of, Sabra) and adjustments to those awards.  For each Named Executive Officer, director and other employee except Mr. Matros, his or her outstanding Old Sun options, whether vested or unvested, and unvested restricted stock units were converted, and adjusted as described below, into awards with respect to shares of New Sun common stock. The number of shares subject to and the exercise price of each converted option, and the number of shares subject to each unvested restricted stock unit, were adjusted to preserve the intrinsic value of the awards that existed immediately prior to the Separation. Specifically, each option for common stock of Old Sun was converted to an option to purchase shares of common stock of New Sun, using a conversion factor equal to 1.2044492, which was calculated by taking the fair market value of a share of New Sun’s common stock immediately following the Separation and dividing it by the fair market value of a share of Old Sun’s common stock immediately prior to the Separation.

Existing unvested Old Sun restricted stock units were likewise converted into New Sun restricted stock unit awards using this same conversion factor.  The adjustments also took into account that stockholders received one share of New Sun common stock for every three shares of Old Sun common stock they held.  In addition, under the terms of the outstanding restricted stock unit awards, the holders will receive at the time the restricted stock units vest, a per share cash distribution equal to the per share amount of cash paid to the holders of Old Sun common stock at the time of the Separation ($0.1335 per share).  These converted awards otherwise have the same general terms and conditions as the outstanding Old Sun awards, including the applicable vesting conditions.

     Each Old Sun restricted stock unit held by the Named Executive Officers and other employees which had vested as of the date of the Separation but the payment of which had been deferred to a later date was converted into an award with respect to the same number of shares of New Sun common stock and Sabra common stock that an Old Sun stockholder received for each share of Sun common stock in connection with the Separation (i.e., one share of New Sun common stock and one share of Sabra common stock for every three such restricted stock units). Holders of vested but deferred restricted stock units were also entitled to receive the same $0.1335 per share distribution paid in connection with the Separation.

     The terms of the 2010 equity awards granted to the Named Executive Officers are described in more detail in the Grants of Plan-Based Awards table and related narrative description below.

Benefits

     Our executives are entitled to participate in the same retirement, health and welfare benefit plans generally available to all employees, including our 401(k) Retirement Savings Plan.  Our executives are also eligible to participate in a deferred compensation plan, which is generally available to all of our officers and key employees.  These plans were assumed by New Sun from Old Sun in the Separation.   At the discretion of the Chief Executive Officer, life insurance and disability insurance are provided to each of the Named Executive Officers as part of our strategy to provide competitive compensation packages to our senior executives. In accordance with the terms of their employment agreements, in 2010 Mr. Newman received reimbursement of his health insurance premiums, and Dr. Hunker received reimbursement of travel expenses from his home in Wisconsin to his office in New Mexico.  These benefit amounts for our Named Executive Officers for 2010 are reported in the Summary Compensation Table under the heading, ‘All Other Compensation’.

Severance Benefits

     The Company believes that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, are competitive and play a valuable role in attracting and retaining key executive officers.  We provide such protections for our key executives, including our Named Executive Officers, as part of their overall compensation package.  These protections are set forth in employment agreements (and, in the case of Ms. Gwyn, her severance benefit agreement) that were entered into by Old Sun and assumed by New Sun as part of the Separation, except in the case of Mr. Mathies, who entered into an employment agreement with New Sun (the “Mathies Agreement”) when he became our Chairman and Chief Executive Officer.  Mr. Matros terminated his Old Sun employment agreement in November 2010 when he became Chairman and Chief Executive Officer of Sabra, and did not receive any severance benefits in connection with the termination.  As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of our Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without ‘good cause’ or by the executive for ‘good reason’.  ‘Good cause’ is generally defined in the employment agreements (and, in the case of Ms. Gwyn, her severance benefit agreement) (with some minor differences among the agreements) to include felony criminal convictions that in the judgment of the Board of Directors render the executive unsuitable for his or her position, willful failure to perform duties reasonably requested by the Chief Executive Officer or the Board of Directors, workplace misconduct or willful failure to comply with our policies and procedures, and breach of the covenants of the applicable employment agreement.  ‘Good reason’ is generally defined (with some minor differences among the agreements) to include a meaningful and detrimental reduction in the duties of the executive or a meaningful change in his or her reporting responsibilities, a material failure to comply with the compensation and benefit provisions in the applicable agreement or a material change in the location of the executive’s principal work locations.  A change in control does not, in and of itself, constitute ‘good reason’.

We believe that providing severance benefits under such circumstances offers financial security to encourage executives to remain with us when they may have both opportunity and incentive to seek employment with another company.  We also believe that the potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers.  In order to encourage certain of our executive officers to remain employed with us, and focus on the creation of value for stockholders during an important time when their prospects for continued employment following the transaction may be uncertain, we provide them (including each of our Named Executive Officers other than Ms. Gwyn) with enhanced severance benefits if their employment is terminated by us without good cause or by the executive for good reason in connection with a change in control.

     We do not believe that Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs.  The payment of cash severance benefits is only triggered by an actual or constructive termination of employment.

     As part of their change in control severance protections under existing agreements with us, our Named Executive Officers, other than Mr. Mathies and Ms. Gwyn, would also be reimbursed for the full amount of certain excise taxes imposed on their severance payments and any other payments under IRC Section 280G (“Section 280G”), including any interest or penalties.  We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes and to preserve the level of change in control severance protections that we have determined to be appropriate.  We believe this protection is a reasonable part of the compensation package for our Named Executive Officers.  The excise tax gross-up is intended therefore to make the executive whole for any adverse tax consequences he or she may become subject to under the tax law.  The Mathies Agreement does not contain the tax “gross up” provision that was included in his prior agreement with us.  Instead, in the event Mr. Mathies’ severance payments and any other payments are subject to excise taxes under Section 280G, his payments will be reduced to a level such that no portion of the payments are subject to the excise tax; however, such reduction to his payments will only be made if the total after-tax benefit to Mr. Mathies is greater after giving effect to such reduction than if no such reduction had been made.  The existing employment agreements of Messrs. Shaul and Newman and Dr. Hunker, and Ms. Gwyn’s severance benefit agreement, have not been amended since December 2008.

Recoupment Policy

      Under the Bonus Plan each Named Executive Officer is required to repay all or a portion of his or her incentive bonus, to the extent determined appropriate by the New Sun Committee, if each of the following circumstances occur:  (1) the normalized adjusted EBITDA calculation, as the case may be, was based on financial statements that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any executive, or any officer or employee that reports to an executive, was a significant contributing factor to the noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of financial statements for the third fiscal year following the year for which the incentive bonus was paid.  The amount of the incentive bonuses that exceeds the amount that would have been payable based on the restated financial statements, net of applicable tax liability, is required to be repaid by a Named Executive Officer, in the event these three circumstances are found to have occurred.  This requirement is in addition to recoupment requirements that are imposed by applicable law.

Stock Ownership Policy

     In 2011, Sun adopted new stock ownership guidelines for its executive officers.  The guideline provide that executive officers should retain shares of our common stock (including unvested and deferred restricted stock units) with a value equal to at least one times their respective annual base salaries (three times in the case of the Chief Executive Officer) by the later of five years of becoming an executive officer or April 6, 2016.

Policy with Respect to Section 162(m)

     In making its compensation decisions, the Old Sun Committee also considered, and the New Sun Committee intends to consider, the impact of IRC Section 162(m).  Under Section 162(m), we are generally precluded from deducting compensation in excess of $1.0 million per year for our Chief Executive Officer and certain of our other highest-paid executive officers, unless the payments are made under qualifying performance-based plans.  As discussed earlier in this Compensation Discussion and Analysis, the Old Sun Committee believed that the majority of the compensation of each Named Executive Officer should be performance-based, and designed the annual and long-term incentive programs to comply with Section 162(m). While it is generally the New Sun Committee’s intention to maximize the deductibility of compensation paid to executive officers, deductibility is only one among a number of factors that the New Sun Committee intends to utilize in ascertaining appropriate levels or modes of compensation.  The New Sun Committee maintains the flexibility to approve compensation for executive officers based upon an overall determination of what it believes to be in the best interests of New Sun, even if the compensation paid may not be deductible.

2011 Compensation of Named Executive Officers

     Our management and the New Sun Committee anticipate that compensation of the Named Executive Officers in 2011 will be determined in a manner similar to how such compensation was determined in 2010, except as described below:

•	the 2011 executive bonus plan will operate in a manner similar to the Bonus Plan in effect for 2010, except that
o	an incentive bonus will be earned by each participant equal to 30% of target bonus if at least 85% of the normalized EBITDA target is met (a higher threshold than that in effect in 2010),
o	Mr. Mathies’ target bonus will equal 95% of his base salary, commensurate with his status as Chairman and Chief Executive Officer of New Sun, and
o
for Mr. Mathies and Dr. Hunker, up to 20% of their bonus opportunity (which is established by achievement of normalized EBITDA) is subject to a quality of care performance measure for which the Committee may review such quality of care data as it deems relevant in determining the amount of this component of the incentive bonus.

•	stock awards approved in March 2011
o	consisted solely of restricted stock units that are subject to a performance-vesting condition, and

o
provided that dividend equivalent payments will no longer be payable in cash on a current basis, but will be reinvested and subject to the same vesting conditions as the underlying restricted stock units.

Compensation Committee Report(1)

     The Compensation Committee has reviewed the Compensation Discussion and Analysis set forth above and discussed it with management.  Based upon such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Christian K. Bement (Chairman)
Michael J. Foster
Milton J. Walters

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is or has been one of our former or current executive officers or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2010.

Summary Compensation Table - 2010, 2009 and 2008

     The following table provides information on compensation paid or earned for services to Old Sun and New Sun and their subsidiaries during the years ended December 31, 2010, 2009 and 2008 performed by the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)(2)		Total ($)

All Other Compen-
sation
($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
William Mathies COB/CEO (formerly President-SunBridge)	2010 2009 2008	622,960 599,997 588,459	533,990 336,260 374,100	673,279 272,670 574,000	575,364 407,980 292,500	12,050(3) 10,362 10,735	2,417,643 1,627,269 1,839,794
Richard K. Matros COB/CEO until November 15, 2010	2010 2009 2008	786,491 895,673 870,833	539,550 543,950 374,100	672,500 670,500 1,148,000	735,944 710,497 511,875	140,877(4) 19,089 19,048	2,875,362 2,839,709 2,923,856
L. Bryan Shaul EVP/CFO	2010 2009 2008	467,608 451,154 458,462	1,350,155 252,195 316,638	76,160 75,990 145,750	349,272 294,400 224,250	17,437(5) 20,614 19,475	2,260,632 1,094,353 1,164,575
Michael Newman EVP/General Counsel	2010 2009 2008	304,110 320,008 316,376	176,580 178,020 316,638	53,760 53,640 145,750	242,967 204,805 156,004	29,225(6) 32,855 36,187	806,642 789,328 970,955
Susan Gwyn (7) President – SunDance	2010 2009	299,466 293,872	147,150 148,350	44,800 44,700	294,686 275,438	9,142(8) 12,484	795,244 774,844
Chauncey Hunker (9) Chief Compliance and Risk Officer	2010	320,208	147,150	44,800	239,176	38,060(10)	789,394
_____________
(1)
The amounts reported in Columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers.  These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements.  For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in  Note 11 - “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in our 2010 Annual Report and similar notes included in our 2009 and 2008 Annual Reports.  For information about the stock awards and option awards granted to our Named Executive Officers for 2010, please see the discussion under “Grants of Plan-Based Awards” below.

(2)
As described in the Compensation Discussion and Analysis section above, each of the Named Executive Officers received an annual incentive bonus for 2010 under the Bonus Plan and the SunDance Plan, as applicable, in the amount reported in Column (g) of the table above.

(3)
Consists of (i) company paid life insurance premiums of $1,453, (ii) company paid disability insurance premiums of $10,267 and (iii) a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(4)
Consists of (i) company paid life insurance premiums of $3,548, (ii) company paid disability insurance premiums of $14,777, (iii) a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage and (iv) a payout of $122,221 of accrued vacation/holiday time upon termination of employment.

(5)
Consists of (i) company paid life insurance premiums of $9,135, (ii) company paid disability insurance premiums of $7,971 and (iii) a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(6)
Consists of (i) company paid life insurance premiums of $3,422, (ii) company paid disability insurance premiums of $5,675, (iii) a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage and (iv) company paid medical premiums of $19,798.

(7)	Ms. Gwyn was not a Named Executive Officer for 2008. She first became a Named Executive Officer for 2009.

(8)
Consists of company paid life insurance premiums of $3,547 and company paid disability insurance premiums of $5,265 and a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(9)	Dr. Hunker was not a Named Executive Officer for 2009 or 2008. He became a Named Executive Officer for 2010.

(10)
Consists of (i) company paid life insurance premiums of $3,788, (ii) company paid disability insurance premiums of $5,593, (iii) a taxable benefit of $330 for an employer provided life insurance policy that exceeds $50,000 of coverage and (iv) company paid commuting and temporary housing expenses of $28,349.

Compensation of Named Executive Officers

     The Summary Compensation Table above quantifies the value of the different forms of compensation, whether paid by Old Sun or New Sun, earned by or awarded to our Named Executive Officers for fiscal years 2010, 2009 and 2008.  The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of nonqualified stock options and restricted stock units, and a performance-based annual incentive bonus.  Named Executive Officers also earned the other benefits reported in the “All Other Compensation” column of the Summary Compensation Table, as further described in the footnotes corresponding to each Named Executive Officer’s name in this column.

     The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow.  The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2010, provides information regarding the long-term equity incentives awarded by Old Sun and New Sun to Named Executive Officers in 2010.  The Outstanding Equity Awards at End of Fiscal 2010 and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Incentive Bonus Payments

     New Sun entered into the Mathies Agreement with Mr. Mathies in November 2010 as a result of his becoming Chairman and Chief Executive Officer of New Sun.  New Sun also assumed the existing employment agreements or severance benefit agreement between Old Sun and each of Messrs. Shaul and Newman, Dr. Hunker and Ms. Gwyn.  Certain of the terms of these agreements are briefly described below.    Provisions of these agreements relating to current salaries, outstanding annual and long-term incentive awards and post-termination of employment benefits are discussed above in the Compensation Discussion and Analysis section and below in other applicable sections of this Proxy Statement.

William A. Mathies.  The term of the Mathies Agreement will end in November 2013 and will automatically extend for additional one-year terms thereafter; provided, however, that if either party provides 60 days notice prior to the anniversary of the effective date of the agreement, the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided.  Unless earlier terminated, the term of the agreement will in all events expire in October 2020.  The Mathies Agreement provides for an annual base salary ($725,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Mathies is entitled to participate in Sun’s usual benefit and paid time off programs for its senior executives and to be reimbursed for his business expenses.

Richard K. Matros.  The employment agreement with Mr. Matros, which by its terms ended in October 2012, was terminated when Mr. Matros resigned in connection with the Separation.  This agreement provided for an annual base salary ($875,000) that was subject to annual merit increases and an incentive bonus pursuant to Old Sun’s bonus plans for senior executives.  The agreement also provided that Mr. Matros was entitled to participate in Old Sun’s usual benefit and paid time off programs for its senior executives and to be reimbursed for his business expenses.

L. Bryan Shaul.  The employment agreement with Mr. Shaul, which does not have a specified termination date, provides for an annual base salary (originally $400,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Shaul is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

Michael Newman.  The employment agreement with Mr. Newman, which does not have a specified termination date, provides for an annual base salary (originally $280,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Mr. Newman is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year, to be reimbursed for his business expenses, and to be reimbursed for his health care insurance premiums.

Chauncey Hunker.  The employment agreement with Dr. Hunker, which does not have a specified termination date, provides for an annual base salary (originally $300,000) that is subject to annual merit increases and an incentive bonus pursuant to Sun’s bonus plans for senior executives.  The agreement also provides that Dr. Hunker is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year, to be reimbursed for his business expenses, including reasonable costs of traveling from his residence in Madison, Wisconsin to Sun’s offices in Albuquerque, New Mexico and reasonable housing expenses while temporarily located in Albuquerque.

Susan Gwyn. Sun has not entered into an employment agreement with Ms. Gwyn.  The material terms of the amended and restated severance benefit agreement with Ms. Gwyn are described below under the heading, “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards - 2010

     The following table sets forth certain information concerning individual grants of equity and non-equity awards made by Old Sun and New Sun to each of the Named Executive Officers during the year ended December 31, 2010. Because the outstanding stock awards and option awards previously granted to Mr. Shaul were amended in connection with the Separation, these awards are also required to be reported in the table, even though they are not new grants that were made during 2010 and there was no incremental value attributable to the amendments. The information below relating to the number of equity awards and applicable exercise prices reflects the proportionate adjustments that were made to the original awards upon completion of the Separation.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under	All other stock awards; number of shares of stock or units (#)	All other option awards; Number of securities under- lying options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thresh- old ($)	Target ($)	Maximum ($)
Equity Incentive Plan Awards Target (2) (#)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)	(k)	(l)
Mr. Mathies	3/24/10 (5) 3/24/10 (5) 11/17/10 (5) 3/24/10 (5) 11/17/10 (5)	174,000 - - - -	580,000 - - - -	1,015,000 - - - -	- 28,228 19,000 - -	- - - - -	- - - 50,645 88,300	- - - 11.82 10.55	- 333,540 200,450 273,280 400,000
Mr. Matros	3/24/10 (5) 3/24/10 (5) 3/24/10 (5)	254,363 - -	847,875 - -	1,483,781 - -	- 45,664 -	- - -	- - 124,538	- - 11.82	- 539,550 672,000
Mr. Shaul	3/24/10 (5) 3/24/10 (5) 11/04/10 (5) 11/04/10 (6) 11/04/10 (6) 3/24/10 (5)	105,570 - - - - -	351,900 - - - - -	615,825 - - - - -	- 21,171 95,832 - - -	- - - 15,878 - -	- - - - 14,114 14,114	- - - - 11.92 11.82	- 250,155 1,100,000 - - 76,160
Mr. Newman	3/24/10 (5) 3/24/10 (5) 3/24/10 (5)	73,440 - -	244,800 - -	428,400 - -	- 14,944 -	- - -	- - 9,963	- - 11.82	- 176,580 53,800
Ms. Gwyn	3/24/10 (5) 3/24/10 (5) 3/24/10 (5)	36,048 - -	180,240 - -	315,420 - -	- 12,453 -	- - -	- - 8,302	- - 11.82	- 147,150 44,800
Dr. Hunker	3/24/10 (5) 3/24/10 (5) 3/24/10 (5)	72,293 - -	240,975 - -	421,706 - -	- 12,453 -	- - -	- - 8,302	- - 11.82	- 147,150 44,800
_________________
(1)
These columns reflect the possible payment amounts under performance-based cash incentive awards granted for 2010 to the Named Executive Officers, as described under the Compensation Discussion and Analysis section above.  The amounts actually awarded to these executives for 2010 are reported above in the Summary Compensation Table as “Non-Equity Incentive Plan Awards.”  See “2010 Incentive Bonuses” on page 23 above for a discussion of the calculation of bonuses paid.

(2)	There are no threshold or maximum amounts applicable to these awards.

(3)	All options were granted at an exercise price equal to the fair market value of our common stock on the option grant date.

(4)
The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Sun’s financial statements.  For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table above.

(5)	Granted pursuant to our 2009 Performance Incentive Plan.

(6)
The Company amended Mr. Shaul’s stock options and stock units that were granted in 2009 and 2010 to provide that any unvested awards would vest in full on December 31, 2012.  The number of awards listed represents the number of unvested awards on November 4, 2010. The amendments did not result in any incremental fair value.

Description of Plan-Based Awards

     Non-Equity Incentive Plan Awards.  The material terms of the non-equity incentive plan awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading, “Annual Incentive Compensation”.

     Equity Incentive Plan Awards.  Each of the equity-based awards reported in the Grants of Plan-Based Awards table above was granted under, and is subject to, the terms of the Sun Healthcare Group, Inc. 2009 Performance Incentive Plan (the “2009 Plan”).  The 2009 Plan is administered by the Committee.  The Committee has authority to interpret the plan provisions and make all required determinations under the plans.  This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied.  Unless otherwise provided by the Committee, awards granted under the 2009 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death.

     Under the terms of the 2009 Plan and the award agreements thereunder, each award outstanding under the plan at the time of a change in control of Sun will generally become fully vested and, in the case of options, exercisable upon the change in control.  Each such award will be subject to the terms of any agreement effecting the change in control.

     Options.  Each 2010 option grant reported in Column (j) of the Grants of Plan-Based Awards table was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date.  For these purposes, and in accordance with the terms of the 2009 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.  Each option granted to our Named Executive Officers in 2010 is subject to a four-year vesting schedule.  For the options granted prior to the Separation, 25% of the options vested on March 15, 2011 and an additional 25% of the options will vest on March 15 of each of 2012, 2013 and 2014, with the exception that the options granted to Mr. Shaul, as amended, vest 25% on each of March 15, 2011 and 2012 and 50% on December 31, 2012.  For the options granted to Mr. Mathies in connection with the Separation, 25% of the options will vest on November 17 of each of 2011, 2012, 2013 and 2014.  If a Named Executive Officer’s employment terminates due to a termination by us for “good cause” or by the executive without “good reason” (as these terms are defined in the 2009 Plan), the unvested and outstanding portion of the options will immediately terminate.  If the Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason, the outstanding portion of the option that had not vested as of the date the executive’s employment terminated will immediately vest in full and become exercisable.

Once vested, each option will generally remain exercisable until its normal expiration date.  Each of the options granted to our Named Executive Officers in 2010 has a term of seven years.  However, vested options may terminate earlier in connection with a termination of the officer’s employment or a change in control of Sun.  The options granted to Named Executive Officers during 2010 do not include any dividend rights.

     Restricted Stock Units.  Each stock award reported in Column (g) of the Grants of Plan-Based Awards table above represents an award of restricted stock units granted to our Named Executive Officers for 2010.  Each restricted stock unit represents a contractual right to receive one share of our common stock.

     Each of the units is initially subject to a performance condition before becoming eligible to vest.  For the units granted prior to the Separation, the performance condition was based on achievement of a minimum 2010 normalized EBITDA target of $130.0 million, subject to adjustment for discontinued operations and other unusual items, consistent with the calculation of the normalized EBITDA target for purposes of the Bonus Plan.  For the units granted to Mr. Mathies and Mr. Shaul in connection with the Separation, the performance condition is based on achievement of a minimum 2011 normalized EBITDA target of $86.0 million, subject to adjustment for discontinued operations and other unusual items, consistent with the calculation of the normalized EBITDA target for purposes of the Bonus Plan.

     Each of the units is subject to a four-year vesting schedule and vest 25% on each of April 15, 2011 and March 15, 2012, 2013 and 2014, with the exception that (1) the units granted to Mr. Shaul on (i) March 24, 2010, as amended, vest 25% on each of April 15, 2011 and March 15, 2012 and 50% on December 31, 2012 and (ii) November 4, 2010 vest 100% on December 31, 2012, and (2) the units granted to Mr. Mathies on November 17, 2010 vest 25% on each of January 17, 2012 and November 17, 2012, 2013 and 2014.   If a Named Executive Officer’s employment terminates for any reason, other than death or “disability” (as defined in the 2009 Plan), the unvested stock units will immediately terminate.  Upon an officer’s death or disability, all unvested stock units will immediately vest in full.

     The Named Executive Officers do not have the right to vote or dispose of the restricted stock units until the units have vested and they are paid in shares of our common stock. The Named Executive Officers have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by Sun during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award, however any dividend equivalents for units granted in connection with the Separation are instead credited in the form of additional restricted stock units that are subject to the same vesting conditions as the underlying units.

Outstanding Equity Awards at End of Fiscal 2010

     The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.  For purposes of clarity, awards that were not outstanding as of December 31, 2010 but that were recognized for financial reporting purposes for 2010 have also been included in the table below.  The information below relating to the number of equity awards and applicable exercise prices reflects the proportionate adjustments that were made to the original awards upon completion of the Separation.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Mathies	3/15/07	17,014	5,671 (2)	14.89	3/14/14	--	--	--	--
	3/17/08	41,513	41,512 (3)	15.02	3/14/15	--	--	--	--
	3/17/09	12,662	37,983 (4)	11.92	3/16/16	--	--	--	--
	3/24/10	--	50,645 (5)	11.82	3/23/17	--	--	--	--
	11/17/10	--	88,300 (6)	10.55	11/16/17	--	--	--	--
	3/15/07	--	--	--	--	5,671 (2)	71,795	--	--
	3/17/08	--	--	--	--	12,453 (3)	157,655	--	--
	3/17/09	--	--	--	--	21,171 (4)	268,025	--	--
	3/24/10	--	--	--	--	28,228 (7)	357,366	--	--
	11/17/10	--	--	--	--	--	--	19,000(8)	240,540
Totals		71,189	224,111			67,523	854,841	19,000	240,540

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Matros	--	--	--	--	--	--	--	--	--
Totals		--	--			--	--	--	--
Mr. Shaul	2/14/05	124,538	--	8.93	2/13/12	--	--	--	--
	5/19/05	21,189	--	8.50	5/18/12	--	--	--	--
	5/31/06	16,527	--	9.89	5/30/13	--	--	--	--
	3/15/07	17,014	5,671 (2)	14.89	3/14/14	--	--	--	--
	3/17/08	10,541	10,540 (3)	15.02	3/14/15	--	--	--	--
	3/17/09	3,529	10,585 (9)	11.92	3/16/16	--	--	--	--
	3/24/10	--	14,114(10)	11.82	3/23/17	--	--	--	--
	3/15/07	--	--	--	--	5,671 (2)	71,795	--	--
	3/17/08	--	--	--	--	10,540 (3)	133,436	--	--
	3/17/09	--	--	--	--	15,878 (9)	201,015	--	--
	3/24/10	--	--	--	--	21,171(10)	268,025	--	--
	11/4/10	--	--	--	--	--	--	95,832(11)	1,213,233
Totals		193,338	40,910			53,260	674,271	95,832	1,213,233
Mr. Newman	5/19/05	12,056	--	8.50	5/18/12	--	--	--	--
	5/31/06	16,527	--	9.89	5/30/13	--	--	--	--
	3/15/07	17,014	5,671 (2)	14.89	3/14/14	--	--	--	--
	3/17/08	10,541	10,540 (3)	15.02	3/14/15	--	--	--	--
	3/17/09	2,491	7,472 (4)	11.92	3/16/16	--	--	--	--
	3/24/10	--	9,963 (5)	11.82	3/23/17	--	--	--	--
	3/15/07	--	--	--	--	5,671 (2)	71,795	--	--
	3/17/08	--	--	--	--	10,540 (3)	133,436	--	--
	3/17/09	--	--	--	--	11,208 (4)	141,893	--	--
	3/24/10	--	--	--	--	14,944 (7)	189,191	--	--
Totals		58,629	33,646			42,363	536,315	--	--
Ms. Gwyn	4/30/07	6,237	2,078(12)	15.11	4/29/14	--	--	--	--
	3/17/08	3,763	3,762 (3)	15.02	3/14/15	--	--	--	--
	3/17/09	2,076	6,226 (4)	11.92	3/16/16	--	--	--	--
	3/24/10	--	8,302 (5)	11.82	3/23/17	--	--	--	--
	4/30/07	--	--	--	--	2,078(12)	26,307	--	--
	3/17/08	--	--	--	--	3,762 (3)	47,627	--	--
	3/17/09	--	--	--	--	9,340 (4)	118,244	--	--
	3/24/10	--	--	--	--	12,453 (7)	157,655	--	--
Totals		12,076	20,368			27,633	349,833	--	--
Dr. Hunker	3/15/07	6,237	2,078 (2)	14.89	3/14/14	--	--	--	--
	3/17/08	3,763	3,762 (3)	15.02	3/14/15	--	--	--	--
	3/17/09	2,076	6,226 (4)	11.92	3/16/16	--	--	--	--
	3/24/10	--	8,302 (5)	11.82	3/23/17	--	--	--	--
	3/15/07	--	--	--	--	2,078 (2)	26,307	--	--
	3/17/08	--	--	--	--	3,762 (3)	47,627	--	--
	3/17/09	--	--	--	--	9,340 (4)	118,244	--	--
	3/24/10	--	--	--	--	12,453 (7)	157,655	--	--
Totals		12,076	20,368			27,633	349,833	--	--

(1)
The dollar amounts shown in Column (h) and Column (j) are determined by multiplying the number of shares or units reported in the applicable Column by $12.66 (the closing price of our common stock on December 31, 2010).

(2)	This award vested on March 15, 2011.

(3)	50% of this award vested on March 15, 2011; the remaining 50% is scheduled to vest on March 15, 2012.

(4)	33.3% of this award vested on March 15, 2011; the remaining unvested portion is scheduled to vest in two equal installments on March 15, 2012 and 2013.

(5)	25% of this award vested on March 15, 2011; the remaining unvested portion is scheduled to vest in three equal installments on March 15, 2012, 2013 and 2014.

(6)	This award is scheduled to vest in four equal installments on November 17, 2011, 2012, 2013 and 2014.

(7)	25% of this award vested on April 15, 2011; the remaining unvested portion is scheduled to vest in three equal installments on March 15, 2012, 2013 and 2014.

(8)	Subject to satisfaction of the applicable performance conditions, this award is scheduled to vest in four equal installments on January 17, 2012 and November 17, 2012, 2013 and 2014.

(9)	33.3% of this award vested on March 15, 2011; the remaining unvested portion is scheduled to vest 33.3% on March 15, 2012 and 33.3% on December 31, 2012.

(10)	25% of this award vested on April 15, 2011; the remaining unvested portion is scheduled to vest 25% on March 15, 2012 and 50% on December 31, 2012.

(11)	Subject to satisfaction of the applicable performance conditions, this award is scheduled to vest on December 31, 2012.

(12)	This award vested April 30, 2011.

Option Exercises and Stock Vested - 2010

     The following table provides information concerning shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the year ended December 31, 2010 by each of the Named Executive Officers.   The information below relating to the number of shares acquired reflects the conversion of our common stock in connection with the Separation.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Mr. Mathies	17,827	103,464	9,269	262,596
Mr. Matros	--	--	18,320	516,124
Mr. Shaul	--	--	8,176	230,824
Mr. Newman	3,000	15,800	7,551	212,242
Ms. Gwyn	--	--	2,840	80,622
Dr. Hunker	2,397	8,231	3,662	103,874
__________________
(1)
The number of shares shown is the number of shares for which the options were exercised or stock awards that vested, as applicable, and does not reflect actual shares issued if shares were withheld to pay taxes arising at the time of such exercise or vesting.

(2)
The dollar amounts in this column are determined by multiplying the number of options exercised by the difference between the option exercise price and the per-
share closing price of our common stock on the exercise date.

(3)	The dollar amounts in this column are determined by multiplying the number of units that vested by the per-share closing price of our common stock on the vesting date.

Deferred Compensation Plan

     The following table provides information regarding contributions to and earnings on deferred compensation balances during 2010, and total deferred amounts at the end of 2010, for the Named Executive Officers pursuant to the Sun Healthcare Group Deferred Compensation Plan (the “Deferred Compensation Plan”). In addition, Mr. Shaul holds vested stock units that he has elected to defer.  These deferred stock units are considered to be a form of deferred compensation under SEC rules, and information regarding the deferred stock units is also provided in the following table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate
Balance at
Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Mathies	--	--	--	--	--
Mr. Matros	--	--	--	--	--
Mr. Shaul (1)	--	--	36,590	--	320,291
Mr. Newman (2)	11,917	--	483	--	12,400
Ms. Gwyn	--	--	--	--	--
Dr. Hunker	--	--	--	--	--

(1)
Mr. Shaul has elected to receive payment of certain restricted stock unit awards originally granted by Old Sun on a deferred basis.  The deferred units will be paid upon the termination of Mr. Shaul’s employment with the Company.  In connection with the Separation, each deferred unit was converted into an award with respect to the same number of shares of New Sun common stock and Sabra common stock that an Old Sun stockholder received for each share of Sun common stock in connection with the Separation (i.e., one share of our common stock and one share of Sabra common stock for every three deferred units).  As a result, when the deferred units are paid, they will be paid in a combination of shares of our common stock and Sabra’s common stock.  The amount reported in the aggregate earnings column above reflects earnings (or losses) on the Old Sun shares underlying the units through the date of the Separation, and the earnings (or losses) on the shares of our common stock and Sabra common stock underlying the units following the Separation through December 31, 2010.  The amount reported in the aggregate balance column above reflects the value of the shares of our common stock and Sabra common stock underlying the units on December 31, 2010, based on the closing price of our common stock ($12.66) and Sabra’s common stock ($18.40) on December 31, 2010.

(2)
The amounts reported as executive contributions and FYE balance are included as compensation in the appropriate columns of the “Summary Compensation Table” above, except for the portion of earnings not considered above-market under SEC rules. Although the compensation was earned, Mr. Newman chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as an unsecured general creditor, in return for earnings on deemed investments as provided under the Deferred Compensation Plan.

     Deferred Compensation Plan.  Each Named Executive Officer and other eligible employees may elect to defer up to 80% of base salary and up to 100% of any annual incentive bonus. Named Executive Officers and other eligible employees may also elect to defer up to 100% of any amount distributed from the Sun Healthcare Group, Inc. 401(k) Plan (the “401(k) Plan”) that is in excess of the maximum deferral for the prior calendar year allowable under the 401(k) Plan.

     The Company may, in its discretion, make a matching contribution of up to 25% of the first 6% of compensation deferred annually by each participant, offset by any matching contribution pursuant to the 401(k) Plan. Participants vest in the matching contribution when the contribution is made.

     Amounts deferred (including earnings and matching contributions) are credited on a daily basis with deemed earnings or losses associated with deemed investments in investment alternatives selected by each participant in accordance with the terms of the Deferred Compensation Plan. The amounts in a participant’s account will not, however, actually be invested in the investment alternative.

     A participant becomes entitled to a distribution of the amounts in his or her account on the participant’s separation from service, death or disability, upon the occurrence of an unforeseeable emergency or on a date or dates selected by the participant. With respect to distributions on the participant’s separation from service on or after age 65, on the participant’s disability or on a date or dates specified by the participant, the participant may elect to receive a distribution of the participant’s account in a single lump sum payment or in substantially equal quarterly installments over a period of five, ten or fifteen years. If a participant becomes entitled to a distribution due to the participant’s separation from service prior to reaching age 65, or due to the participant’s death or the occurrence of an unforeseeable emergency, the participant will receive the distribution of the participant’s account (including any amounts the participant previously had elected to receive on a specific date or dates) in a single lump sum payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable by us to the Named Executive Officers in connection with a termination of their employment with Sun and/or a change in control of Sun.  These benefits are provided under the Named Executive Officers’ employment agreements, which are described above under the heading, “Description of Employment Agreements - Salary and Incentive Bonus Payments” or, in the case of Ms. Gwyn, her severance benefit agreement.  In each case, payment of the severance and other benefits described below is contingent on the executive’s execution of a release of claims in favor of Sun on termination of his or her employment.  In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Sun under the terms of our equity plans as noted under the heading, “Grants of Plan-Based Awards – Fiscal 2010” above.

As noted above, Mr. Matros’ employment agreement with Sun was terminated in connection with the Separation, and no severance benefits were paid to him as a result of his termination of employment with us to become an officer of Sabra.  As a result we have not included any description of the severance benefits he was previously entitled to receive.

Severance Benefits - Termination of Employment.  In the event the Named Executive Officer’s employment is terminated by Sun without “good cause” or by the executive for “good reason” (as those terms are defined in the executive’s employment agreement or, in the case of Ms. Gwyn, her severance benefit agreement), the executive will be entitled to a lump sum cash severance payment equal to the executive’s annual base salary then in effect multiplied by a severance multiplier.  In the case of Mr. Mathies, the severance multiplier is 2.25; in the case of Mr. Shaul, the severance multiplier is two; and in the case of Mr. Newman, Dr. Hunker and Ms. Gwyn, the severance multiplier is one.  The executive and his or her family members will also be entitled to continued coverage under Sun’s health plans for one year (or, in the case of Mr. Mathies, 18 months) following the date of termination (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan).  In addition, the executives (other than Ms. Gwyn) will be entitled to a prorated bonus payment for the year in which the termination occurs.  The bonus for each of these executives will be equal to the executive’s bonus for the year of termination, prorated for the period the executive is employed with Sun.

Severance Benefits - Termination of Employment in Connection with Change in Control.  In the event employment of a Named Executive Officer, other than Ms. Gwyn, is terminated by Sun without good cause or by the executive for good reason within 24 months following a change in control of Sun (as defined in the applicable employment agreement) or, in the case of Mr. Mathies, a termination by Sun without good cause in the six-month period preceding a change in control, the Named Executive Officers will be entitled to the severance benefits described above except that the cash severance multiplier will be two in the case of Mr. Newman, Dr. Hunker and, except as set forth below, Mr. Mathies.  The severance multiplier would still be two for Mr. Shaul under these circumstances.  With respect to Mr. Mathies, his agreement provides that he will be entitled to a lump sum cash severance payment equal to the sum of his annual base salary then in effect plus his target bonus for the year of termination, multiplied by a severance multiplier of two.  Mr. Mathies will also be entitled to a prorated portion of his target bonus for the year, determined by assuming that Sun achieves 100% of the applicable performance target for the year, and his health plan continuation benefits described above will be for a period of two years.  Ms. Gwyn has no additional severance benefits upon a change of control.  As discussed above in the Compensation Discussion and Analysis section under the heading, “Severance Benefits”, for Mr. Shaul, Mr. Newman and Dr. Hunker, in the event that the Named Executive Officer’s benefits received in connection with a change in control are subject to the excise tax imposed under Section 280G, Sun will make an additional payment to the officer so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

Severance Benefits - Death or Disability.  In the event the Named Executive Officer’s employment with Sun terminates due to the executive’s death or disability, the executive (other than Ms. Gwyn) would be entitled to a prorated bonus for the year in which the termination occurs.

      Restrictive Covenants.  The employment agreements and Ms. Gwyn’s severance benefit agreement include the executive’s agreement that he or she will not disclose any confidential information of Sun at any time during or after employment with Sun.  In addition, the Named Executive Officers have each agreed that, for a period of two years (or, in the case of Ms. Gwyn, one year) following a termination of employment with Sun, he or she will not solicit Sun’s employees or customers or materially interfere with any of Sun’s business relationships.  Each agreement also includes, or otherwise provides for, mutual non-disparagement covenants by the Named Executive Officer and Sun.

      The following table provides information concerning the potential severance payments that would be made to the Named Executive Officers (who remain employed by Sun) upon an involuntary termination of their employment with us.  As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Sun) occurred on December 31, 2010.  (In each case, if the Named Executive Officer’s employment with Sun terminated on December 31, 2010, the full amount of his or her bonus for the 2010 fiscal year would be paid, so the pro-rata bonus provisions would not apply.)

Name	Involuntary Termination of Employment				Involuntary Termination of Employment in Connection with a Change in Control
	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)	Health Benefits ($)	Total ($)	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Health Benefits ($)	Total ($)(4)
Mr. Mathies	1,631,250	256,963	23,618	1,911,831	2,614,636	1,311,503	31,491	3,957,630
Mr. Shaul	938,400	19,689	13,410	971,499	938,400	1,907,194	13,410	2,859,004
Mr. Newman	326,400	13,898	--	340,298	652,800	550,220	--	1,203,020
Ms. Gwyn	300,400	11,581	7,564	319,545	300,400	361,427	7,564	669,391
Dr. Hunker	321,300	11,581	6,043	338,924	642,600	361,427	6,043	1,010,070
__________________
(1)
Includes a multiple of the Named Executive Officer’s base salary as in effect on December 31, 2010 and a bonus payment as calculated above under the heading, “Severance Benefits - Termination of Employment”.

(2)	Based upon the closing price of our common stock ($12.66) on December 31, 2010.

(3)
In the event of a change of control, the Named Executive Officers would generally recognize their equity acceleration values under the terms of Sun’s equity plans regardless of whether their employment is terminated.  Equity acceleration for stock unit awards would also occur as a result of a termination due to death or disability.

(4)
We estimate that no gross-up payments would be owing to the Named Executive Officers under these circumstances.  However, in determining whether any gross-up payment would be owing to a Named Executive Officer as a result of the excise tax imposed under Section 280G, we assumed that the Named Executive Officers’ outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.  The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

EQUITY COMPENSATION PLAN INFORMATION

     We currently maintain two equity compensation plans: the 2009 Plan and the 2004 Plan. These plans have each been approved by the stockholders of the Company.

     The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2010.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	2,396,338(1)	$10.52(2)	2,667,096(3)
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	2,396,338(1)	$10.52(2)	2,667,096 (3)

(1)
Of these shares, 628,981 were subject to options then outstanding under the 2009 Plan, 930,134 were subject to options then outstanding under the 2004 Plan, 176,867 were subject to restricted stock units then outstanding under the 2004 Plan, and 660,356 were subject to restricted stock units then outstanding under the 2009 Plan.  We do not have the authority to grant new awards under the 2004 Plan.

(2)	This weighted-average exercise price does not reflect the 837,223 shares that will be issued upon the payment of outstanding restricted stock units.

(3)	All of these shares were available under the 2009 Plan and may be used for any type of award authorized under the 2009 Plan, including stock options, stock units, restricted stock and stock bonuses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     The Board is currently comprised of seven members.  Upon recommendation by the Nominating and Governance Committee, the Board has nominated for election at the 2011 Annual Meeting Gregory S. Anderson, Tony M. Astorga, Christian K. Bement, Michael J. Foster, Barbara B. Kennelly, William A. Mathies and Milton J. Walters, all of whom are currently serving on the Board.  Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected.  There are no family relationships among any directors, executive officers or nominees.  Each of the directors who are elected will serve until the 2012 Annual Meeting and until his or her successor, if any, is elected and qualified.

     The Board knows of no reason why any nominee may be unable to serve as a director.  If any nominee is unable to serve at the time the election occurs, the shares represented by all valid proxies received may be voted for a substitute nominee designated by the Board or the Board may reduce the number of directors.  If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, any vacancy so arising may be filled by the Board.  A director appointed by the Board to fill a vacancy shall serve for the remainder of the full term of the director as to whom the vacancy occurred or for the term as to which the new directorship was created.

Recommendation of the Board

     The Board recommends that you vote “FOR” the election of each nominee for director as proposed.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the accounts of Sun and its consolidated subsidiaries for the year ending December 31, 2011.  Although Sun’s Bylaws do not require stockholder ratification of the selection of Sun’s independent registered public accounting firm, as a matter of good corporate practice, the Board is submitting the Audit Committee’s selection of the independent registered public accounting firm for stockholder ratification.  In the event that ratification of this selection is not approved by a majority of the shares of Sun’s common stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. In addition, even if the stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sun and its stockholders.

     A representative of PwC is expected to attend the Annual Meeting.  The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Audit and Related Fees

     Our independent registered public accounting firm for fiscal years 2010 and 2009 was PwC.  The table below shows the fees that we paid or accrued for the audit and other services provided by PwC for fiscal years 2010 and 2009. During 2010 and 2009, the Audit Committee determined that the provision by PwC of non-audit services was compatible with maintaining the audit independence of such firm.

Services	2010	2009
	(dollars in thousands)
Audit Fees	$2,597	$1,561
Audit Related Fees	154	-
Tax Fees	1,100	-
All Other Fees	6	7
Total	$3,857	$1,568

     Audit Fees.  This category includes the fees for the annual audit of our consolidated financial statements and the quarterly reviews of our quarterly consolidated financial statements.  This category also includes fees for attest services related to the Separation.

     Audit Related Fees.  This category includes fees for advice on audit and accounting matters that arose during or as a result of the audit or reviews, consents, assistance with and review of documents filed with the SEC and attest services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

     Tax Fees.  This category includes fees for advice on tax-related matters that arose during the year and consist primarily of matters resulting from the Separation.

     All Other Fees.  This category includes fees related to accounting research services.

     Audit Committee Pre-Approval Policies and Procedures.  The Charter for the Audit Committee establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent registered public accounting firm.  Such pre-

approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis.  The Audit Committee has authorized the Chairman of the Committee, Mr. Walters, to pre-approve non-auditing services, but the decision must be presented to the full Audit Committee at the next scheduled meeting.  The Charter prohibits Sun from retaining our independent registered public accounting firm to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; and (iv) internal audit outsourcing services.  The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2010 and 2009.

Recommendation of the Board

     The Board recommends that you vote “FOR” the ratification of the appointment of PwC.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

     Sun is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis). We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program.

     The goals of our executive compensation program are to attract and retain qualified senior officers; motivate exceptional performance; maintain the highest possible quality of care for our patients and residents; align the interests of our executive management with the interests of our stockholders; enhance profitability; and inspire teamwork and collaboration among the executives.  We believe that our executive compensation program satisfies these goals.

     The Compensation Discussion and Analysis, beginning on page 44 of this Proxy Statement, describes in detail the features of our executive compensation program and the decisions made by the Compensation Committee in 2010.  The Compensation Committee is composed entirely of independent directors, within the meaning of the Marketplace Rules of NASDAQ, and receives advice from an independent compensation consultant.  The Compensation Committee utilizes a thorough process in order to ensure that our compensation programs are consistent with best practices in the market and reinforce the interests of our stockholders. Highlights of our executive compensation program include the following:

•	Approximately two-thirds of our Chief Executive Officer’s total direct compensation is performance-based;

•	More than half of the other Named Executive Officers’ total direct compensation is performance-based;

•	Our Chief Executive Officer’s employment agreement does not have a tax-gross up provision in the event of a severance payment;

•	Our long-term incentive program is 100% stock based, and these equity awards are subject to vesting over a period of time (usually four years);

•	Annual cash incentive bonuses are subject to a financial performance measure and, for some Named Executive Officers, a quality of care performance measure;

•	If the financial performance minimum target is not achieved, no cash incentive bonus is paid;

•
The annual cash incentive bonus plan is subject to a recoupment (clawback) policy that provides an incentive bonus may be required to be repaid if the bonus was based on financial statements that were subject to an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws and such noncompliance was due to fraud or intentional misconduct by the executive or an individual reporting to that executive; the recoupment policy also provides that it is in addition to any recoupment requirement imposed by applicable law; and

•	We have stock ownership guidelines for our directors and executive officers that promote alignment of their interests with those of our stockholders.

     We believe the compensation program for the Named Executive Officers is instrumental in attracting and retaining qualified senior officers in order to achieve financial success, value for our stockholders and quality of care for our patients and residents.  Our emphasis on performance-based compensation helps to accomplish these objectives.

     In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to Sun’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

     This vote is an advisory vote only and will not be binding upon Sun, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sun’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

Recommendation of the Board

The Board recommends that you vote “FOR” Proposal No. 3.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, Sun’s stockholders are being provided the opportunity to cast an advisory vote on Sun’s executive compensation program.

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often Sun should include an advisory vote on executive compensation in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which Sun must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have future advisory votes on executive compensation every year, every two years or every three years.

We believe that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on Sun’s executive compensation program. The Compensation Committee, which administers Sun’s executive compensation program, values the opinions expressed by stockholders in these advisory votes on executive compensation and will continue to consider the outcome of these votes in making its decisions on executive compensation.

This vote is an advisory vote only and will not be binding upon Sun, the Board or the Compensation Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee.  Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to Sun’s executive compensation program.

In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years.  Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal.  Stockholders will not be voting to approve or disapprove the recommendation of the Board.

Recommendation of the Board

The Board recommends that you vote to hold future advisory votes on executive compensation every “ONE YEAR” (as opposed to every two years or every three years).

OTHER MATTERS

Additional Proposals for the 2011 Annual Meeting

     As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, the persons named in the accompanying proxies will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment, and it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

Annual Report To Stockholders

          For stockholders who have requested a printed copy of the proxy materials, Sun is delivering one 2010 Annual Report and one Proxy Statement to each stockholder.  A copy of such Proxy Statement and Annual Report, as filed with the SEC, may be obtained without charge on Sun’s website at www.sunh.com. In addition, we will provide, without charge, a copy of our 2010 Annual Report (including the financial statements and the financial statement schedules) to any stockholder of record or beneficial owner of our common stock.  Requests can be made by writing to Investor Relations:  Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone request to (505) 468-2341.  Stockholders sharing an address can contact Sun at the above address and telephone number to request receiving multiple copies of the 2010 Annual Report and Proxy Statement or, if they currently are receiving multiple copies of Annual Reports or Proxy Statements, to request receiving only a single copy of the Annual Report or Proxy Statement. If a broker, bank or other nominee holds your shares of common stock, please contact your broker, bank or nominee directly if you have questions or require additional copies of this Proxy Statement or the 2010 Annual Report.

Stockholder Proposals and Nominations

     Sun anticipates holding its 2012 Annual Meeting of Stockholders in June 2012.  Any proposal of a stockholder submitted pursuant to Rule 14a-8 of the Exchange Act that is intended to be presented at that meeting must be received by the Secretary of Sun on or before January 3, 2012 in order for such proposal to be considered for inclusion in Sun’s proxy statement and form of proxy for such meeting.

     In addition, under Sun’s Bylaws, stockholders desiring to nominate persons for election as directors or to bring proposals before the stockholders at the 2012 Annual Meeting (including from the floor if the stockholder did not comply with the deadline above for inclusion of proposals in Sun’s proxy materials) must notify the Secretary of Sun in writing no earlier than February 16, 2012 and no later than March 17, 2012.  Such notices must contain the specific information set forth in Section 1.12 of the Bylaws.

     Nominations and stockholder proposals, as well as requests for a copy of Sun’s Bylaws (which will be furnished to any stockholder without charge upon written request), should be directed to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612.

By Order of the Board of Directors

/s/ Michael T. Berg
Michael T. Berg
Secretary

April 26, 2011

SUN HEALTHCARE GROUP, INC. 101 SUN AVENUE, N.E. ALBUQUERQUE NM 87109

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
For	Against	Abstain
1. Election of Directors	☐	☐	☐

1 Gregory S. Anderson	☐	☐	☐	The Board of Directors Recommends you
vote 1 YEAR on the following proposal:
2 Tony M. Astorga	☐	☐	☐	1 year	2 years	3 years	Abstain
4	Recommend, on an advisory basis, the	☐	☐	☐	☐
3. Christian K. Bement	☐	☐	☐	frequency of future advisory votes on
executive compensation.
4. Michael J. Foster	☐	☐	☐

5. Barbara B. Kennelly	☐	☐	☐	NOTE: Such other business will be transacted at the
meeting as may property come before the meeting or
6. William A. Mathies	☐	☐	☐	any adjournment or postponement thereof.

7. Milton J. Walters	☐	☐	☐

The Board of Directors recommends you vote FOR
Proposals 2 and 3.
For	Against	Abstain
2	Ratification of the appointment of	☐	☐	☐
PricewaterhouseCoopers LLP as independent
registered public accounting firm for the
fiscal year ending December 31, 2011.

3	Approval, on an advisory basis, of the	☐	☐	☐
compensation of our named executive officers.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/
are available at www.proxyvote.com.

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SUN HEALTHCARE GROUP, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 15, 2011 at 9:00 AM Pacific Time

The stockholders(s) hereby appoint(s) William A. Mathies and L. Bryan Shaul, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of SUN HEALTHCARE GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, PDT on June 15, 2011, at its executive offices at 18831 Von Karman, Suite 400, Irvine, California 92612 and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement, dated as of April 26, 2011, which is being delivered herewith in connection with the Annual Meeting of Stockholders.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made this proxy will be voted in accordance with the Board of Directors recommendations indicated on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote in his discretion on such other business as may property come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY.

Continued and to be signed on reverse side